As filed with the Securities and Exchange Commission on September 8, 2005


                         Registration Number 333-124775

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 4 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                            HYBRID FUEL SYSTEMS, INC.
                 (Name of Small Business Issuer in its Charter)

          GEORGIA                              3714                    58-2267238
(State or other jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)      Classification Code Number)   Identification No.)

                               12409 Telecom Drive
                              Tampa, Florida 33637
                                 (813) 979-9222
          (Address and telephone number of principal executive offices)


                                  261 Tiger Way
                             Peachtree City, Georgia
(Address of principal place of business or intended principal place of business)


                                   Mark Clancy
                                    President
                            Hybrid Fuel Systems, Inc.
                               12409 Telecom Drive
                              Tampa, Florida 33637
                                 (813) 979-9222
            (Name, address and telephone number of agent for service)


                                   Copies to:
                             Darrin M. Ocasio, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Floor
                            New York, New York 10018
                                 (212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|


If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
Title of Each Class of Securities to      Amount To Be     Proposed Maximum Offering       Proposed Maximum           Amount of
           be Registered                   Registered          Price Per Share (1)     Aggregate Offering Price   Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per           2,372,727                  $0.54                 $1,281,272.58            $151.00*
share, issuable upon conversion of
convertible notes
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per           3,403,732                  $0.54                 $1,838,015.28            $217.00*
share, issuable upon exercise of
common stock purchase warrants
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per             196,362                  $0.54                 $  106,035.48            $ 13.00*
share
----------------------------------------------------------------------------------------------------------------------------------
Total                                       5,972,821                                        $3,225,323.34            $381.00*
----------------------------------------------------------------------------------------------------------------------------------

*Previously paid.

(1) Estimated solely for purposes of calculating the registration fee to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant's Common Stock on the Over the Counter Bulletin Board as of May 5, 2005 was $0.54 per share.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS


                 Subject to Completion, Dated September 8, 2005


                            HYBRID FUEL SYSTEMS, INC.

                        5,972,821 Shares of Common Stock

      The selling stockholders named in this prospectus are offering to sell up to 2,372,727 shares of common stock of Hybrid Fuel Systems, Inc. issuable upon conversion of our secured convertible notes, 3,403,732 shares of common stock underlying warrants to purchase common stock, and 196,362 shares of common stock currently issued and outstanding which were previously issued by us to the selling stockholders in private transactions. We will not receive any proceeds from the resale of shares of our common stock.

      Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "HYFS".

      On May 2, 2005, the last reported sale price for our common stock on the OTC Bulletin Board was $0.65 per share.

      The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus to read about factors you should consider before buying shares of our common stock.

      The selling stockholders are offering these shares of common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is September __, 2005

                                TABLE OF CONTENTS

                                                                         Page

Prospectus Summary                                                        1
Risk Factors                                                              2
Forward Looking Statements                                                5
Use of Proceeds                                                           5
Management's Discussion and Analysis of
Financial Condition or Plan of Operation                                  6
Description of Business                                                  10
Description of Property                                                  18
Legal Proceedings                                                        19
Directors and Executive Officers                                         20
Executive Compensation                                                   21
Changes In and Disagreements With Accountants on
Accounting and Financial Disclosure                                      21
Market for Common Equity and Related
Stockholder Disclosure                                                   21
Security Ownership of Certain Beneficial Owners
and Management                                                           23
Selling Shareholders                                                     24
Certain Relationships and Related Transactions                           24
Description of Securities                                                25
Plan of Distribution                                                     28
Legal Matters                                                            29
Experts                                                                  29
Where You Can Find More Information                                      29
Disclosure of Commission Position on Indemnification
for Securities Act Liabilities                                           30
Index to Consolidated Financial Statements                              F-1

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Hybrid Fuel Systems, Inc. is referred to throughout this prospectus as "Hybrid" "we" or "us."

GENERAL

      We were incorporated in the State of Georgia in 1996 to manufacture and market retrofit systems for the conversion of gasoline and diesel engines, stationary or vehicular, to non-petroleum based fuels such as compressed natural gas and liquefied natural gas. We hold a world-wide exclusive license to commercialize the technology embodied in five issued and one pending US patent. Since 1998, we have dedicated our research and development exclusively to conversion kits for diesel-powered engines. We currently offer the Fuel 2(TM) dual-fuel conversion system designed to convert medium and heavy duty mobile diesel engines to operate in a natural gas/diesel dual-fuel mode.

      We maintain our principal executive offices at 12409 Telecom Drive, Tampa, Florida 33637 and our phone number is (813)-979-9222 and our facsimile number is
(813)-979-9224. We conduct our operations from a 12,000 square foot facility in PeachTree City, Georgia and our phone number at that location is 770-716-1440. We maintain an internet web site at www.hybridfuelsystems.com. The information on our web site is not part of this Prospectus. You can review our periodic public filings including financial statements at the Securities and Exchange ("SEC") internet web site at www.sec.gov.


                                         Summary Historical Financial Data

                                        2004            2003            2002
                                    ------------    ------------    ------------
Statement of Operations
             Revenue                $    138,724    $    231,269    $    123,702
             Net Loss               $ (2,972,473)   $   (548,821)   $   (741,575)
             Net Loss Per Share     $      (0.12)   $      (0.05)   $      (0.06)
Weighted Average Basic and
Diluted Shares                        23,857,093      12,054,742      11,741,317

            Balance Sheet
             Cash and equivalents   $      2,025    $          6    $        147
             Total Assets           $     82,005    $     44,515    $     57,898
             Total Liabilities      $    753,258    $  1,456,199    $  1,605,761
             Shareholders' Equity   $   (671,253)   $ (1,941,684)   $ (1,547,863)


                                  THIS OFFERING

Shares offered by Selling Stockholders          Up to 5,972,821 shares of common
                                                stock, including 2,372,726
                                                shares of common stock issuable
                                                upon conversion of secured
                                                convertible notes and 3,403,732
                                                shares of common stock issuable
                                                upon the exercise of warrants.

                                                Up to 5,972,821 shares of common
                                                stock, including 2,372,726
                                                shares of common stock issuable
                                                upon conversion of secured
                                                convertible notes and 3,403,732
                                                shares of common stock issuable
                                                upon the exercise of warrants

Common Stock to be outstanding after
the offering                                    89,214,051*

Use of Proceeds                                 We will not receive any proceeds
                                                from the sale of the common
                                                stock. However, we will receive
                                                the exercise price of any common
                                                stock we sell to the selling
                                                stockholders upon exercise of
                                                the warrants. We expect to use
                                                the proceeds received from the
                                                exercise of their warrants, if
                                                any, for general working capital
                                                purposes.

Risk Factors                                    The purchase of our common stock
                                                involves a high degree of risk.
                                                You should carefully review and
                                                consider "Risk Factors"
                                                beginning on page 2. OTC
                                                Bulletin Board

Trading Symbol                                  HYFS

* The above information regarding common stock to be outstanding after the offering is based on 83,241,230 shares of common stock outstanding as of May 2, 2005. Further, the Company previously issued Series A and Series B Preferred Shares which are convertible into 2,798,542 of our common shares.

April 2005 Subscription Agreement

On April 1, 2005, we held our first closing pursuant to a Subscription Agreement we entered into with several accredited investors dated as of March 31, 2005, pursuant to which the investors subscribed to purchase an aggregate principal amount of $1,200,000 in secured convertible promissory notes, and Class A common stock purchase warrants which would be issued on each closing date assuming full conversion of the convertible notes issued on each such closing date. We issued the aforementioned securities to the investors pursuant to Rule 506 of Regulation D as promulgated under the Securities Act of 1933, as amended (the "Act"), and/or Section 4(2) of the Act.

$600,000 of the purchase price was paid to us by the investors on the initial closing date of April 1, 2005 and $600,000 of the purchase price will be paid to us pursuant to the second closing, which will take place on the 5th day after the actual effectiveness of the registration statement which we are required to file with the Securities and Exchange Commission registering the shares of our common stock, par value $.001 per share, issuable upon conversion of the convertible notes and exercise of the warrants.

The convertible notes bear simple interest at rate equal to the "prime rate" as published in the Wall Street Journal from time to time plus 3% per annum, provided however that the interest shall not be less than 8% per annum. Interest is calculated on the basis of a 360 day year and is payable monthly, in arrears commencing on August 1, 2005. The principal amount of the convertible notes shall be amortized over a two-year period with payments commencing on August 1, 2005. Each investor shall have the right to convert the convertible notes after the date of issuance and at any time, until paid in full, at the election of the investor into fully paid and nonassessable shares of our common stock at a conversion price of $0.55 per share. The conversion price is adjustable in the event of any stock split or reverse stock split, stock dividend, reclassification of common stock, recapitalization, merger or consolidation. In addition, the conversion price of the convertible notes will be adjusted in the event that we spin off or otherwise divest ourselves of a material part of our business or operations or dispose all or a portion of our assets.

The convertible notes are secured by all of our assets, pursuant to the terms of a Security Agreement, dated as of March 31, 2005 between us and Barbara Mittman, who is acting as collateral agent pursuant to the terms of a collateral agent agreement dated as of March 31, 2005.

We issued an aggregate of 1,636,364 Class A common stock purchase warrants to the investors and will issue an additional 1,636,364 Class A common stock purchase warrants at the second closing. The Class A warrants are exercisable until five years from the initial closing date at an exercise price equal to the lower of $0.81 per share or 101% of the closing bid price of our common stock on the last trading day preceding the initial closing. The exercise price of the Class A warrants will be adjusted in the event of any stock split or reverse stock split, stock dividend, reclassification of common stock, recapitalization, merger or consolidation. In addition, the exercise price of the warrants will be adjusted in the event that we spin off or otherwise divest ourselves of a material part of our business or operations or dispose all or a portion of our assets.

We are obligated to file a registration statement registering the shares of our common stock issuable upon conversion of the convertible notes and exercise of the Class A warrants no later than 30 days after the initial closing date and cause it to be effective within 90 days after the initial closing date. If we do not meet the aforementioned filing and effectiveness deadlines, we shall pay to each investor an amount equal to 1% for the first 30 days or part thereof of the pendency of such non-registration event and 2% for each 30 days or part thereof, thereafter of the purchase price of the notes remaining unconverted and purchase price of the shares of our common stock issued upon conversion of the notes.

                                  RISK FACTORS

      An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Additional risks and uncertainties that we do not currently know about or that we currently deem immaterial may also adversely affect our business, financial condition and results of operations. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

RISKS RELATED TO OUR BUSINESS

WE HAVE HAD A HISTORY OF LOSSES AND MAY NEVER COMMERCIALIZE ANY OF OUR PRODUCTS OR SERVICES OR EARN A PROFIT.

      We have incurred losses since we were formed. At December 31, 2004, our accumulated deficit was $(7,821,406). Our losses to date have resulted principally from expenses incurred in our research and development programs, including beta testing, and from general and administrative and sales and marketing expenses. We currently have our Fuel2(TM) conversion system ready for commercialization. To date, we have not generated any significant revenue from operations and expect to incur substantial net losses for the foreseeable future to further develop and commercialize our products. We cannot predict the extent of these future net losses, or when we may attain profitability, if at all. If we are unable to generate significant revenue from our products or attain profitability, we will not be able to sustain operations.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

      In Note 1 to our financial statements, our registered public accounting firm stated that our financial statements were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised due to our negative working capital as of December 31, 2004 and our loss from operations for the 2004 fiscal year. Our ability to continue as a going concern is subject to our ability to generate revenue from our operations and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities or obtaining loans from financial institutions where possible. We cannot assure you that we will be able to generate a profit or obtain necessary additional funding.

WE WILL NEED TO RAISE SUBSTANTIAL ADDITIONAL CAPITAL TO FUND OUR OPERATIONS, AND OUR FAILURE TO OBTAIN FUNDING WHEN NEEDED MAY FORCE US TO DELAY, REDUCE OR ELIMINATE OUR PRODUCT DEVELOPMENT PROGRAMS OR COLLABORATION EFFORTS.

      To date, our sources of cash have been primarily limited to the sale of our equity securities. We currently have no credit facility or committed sources of capital. If our capital resources are insufficient to meet future requirements, we will have to raise additional funds to continue the development and commercialization of our technologies.

      We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct our business. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and/or commercialization of one or more of our product candidates, restrict our operations or obtain funds by entering into agreements on unattractive terms.

WE CANNOT ENGAGE IN SALES OF OUR FUEL 2(TM) SYSTEM IN THE UNITED STATES UNTIL WE HAVE RECEIVED VERIFICATION FROM THE U.S. ENVIRONMENTAL PROTECTION
AGENCY/CALIFORNIA AIR RESOURCE BOARD.

      If we are unable to successfully receive a Verification of our technology, we will be unable to sell our Fuel 2(TM) system within the United States. Further, the lack of Verification will significantly impede our ability to sell our Fuel 2(TM) system overseas. Failure to obtain a verification would have a material adverse impact on our business.

WE HAVE A LIMITED OPERATING HISTORY WHICH MAKES IT DIFFICULT TO ANALYZE OUR FUTURE PROSPECTS.

      We were organized on April 1, 1996 and have conducted only limited operations to date, consisting of negotiating the license to use the patents, further research and development, including beta testing, and limited sales efforts. No assurances can be given that we will develop a marketing and sales program which will generate significant revenues from the sales of our dual fuel conversion systems. The likelihood of our success must be viewed in light of the delays, expenses, problems and difficulties frequently encountered by an enterprise in its development stage, many of which are beyond our control. We are subject to all the risks inherent in the development and marketing of new products.

IMPROVEMENTS OR CHANGES IN TECHNOLOGY MAY MAKE OUR PRODUCTS OBSOLETE OR DIFFICULT TO SELL AT A PROFIT OR AT ALL.

      To date, the market for alternative fuel technology systems and equipment has not, to our knowledge, been characterized by rapid changes in technology. However, there can be no assurance that new products or technologies, presently unknown to management, will not, at any time in the future and without warning, render our dual fuel technology less competitive or even obsolete. Major automobile and truck companies, academic and research institutions, or others, for example, could develop new fuels or new devices which could be installed at the original equipment manufacturer level and which could potentially render our systems obsolete. Moreover, the technology upon which our dual fuel systems are based could be susceptible to being analyzed and reconstructed by an existing or potential competitor. Although we hold licenses to certain United States patents and a patent application respecting our proprietary dual fuel system, we may not have the financial resources to successfully defend such patents, were it to become necessary, by bringing patent infringement suits against parties that have substantially greater resources than those available to us.

      In addition, competitors may develop technology and systems that can be sold and installed at a lower per unit cost. There can be no assurance that we will have the capital resources available to undertake the research which may be necessary to upgrade our equipment or develop new devices to meet the efficiencies of changing technologies. Our inability to adapt to technological change could have a materially adverse effect on our results of operations.

WE LICENSE OUR PROPRIETARY TECHNOLOGY FROM A RELATED THIRD PARTY AND SUCH TECHNOLOGY MAY NOT BE ADEQUATELY PROTECTED FROM UNAUTHORIZED USE BY OTHERS, WHICH COULD INCREASE OUR LITIGATION COSTS.

      Our success depends to a great extent on our ability to protect our intellectual property. We license our core intellectual property pursuant to a license agreement between us and Electronic Controls Technology LLC. Our ability to compete effectively will depend in part on our ability to develop and maintain proprietary aspects of our technology and either to operate without infringing the proprietary rights of others or to obtain rights to technology owned by third parties. We cannot assure you that any of our licensed technology rights will offer protection against competitors with similar technology. We also cannot assure you that the patents covered by our license agreement with Electronic Controls Technology will not be challenged, invalidated or circumvented in the future or that the rights created by those patents will provide a competitive advantage. We also rely on trade secrets, technical know-how and continuing invention to develop and maintain our competitive position. We cannot assure you that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

      We cannot assure you that we will not become subject to patent infringement claims and litigation in the United States or other countries or interference proceedings conducted in the United States Patent and Trademark Office to determine the priority of inventions. The defense and prosecution of intellectual property suits, interference proceedings, and related legal and administrative proceedings are costly, time-consuming and distracting. We may also need to pursue litigation to enforce any patents issued to us or our collaborative partners, to protect trade secrets or know-how owned by us or our collaborative partners, or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceeding will result in substantial expense to us and significant diversion of the efforts of our technical and management personnel. Any adverse determination in litigation or interference proceedings could subject us to significant liabilities to third parties. Further, as a result of litigation or other proceedings, we may be required to seek licenses from third parties which may not be available on commercially reasonable terms, if at all.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND WILL RELY UPON THIRD PARTY CONTRACT MANUFACTURERS WHO HAVE NOT YET BEEN CONTRACTUALLY SECURED.

      To be successful, we must manufacture, or contract with a third party for the manufacture of, our current and future products in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. Should we not timely secure a contract manufacturer, or for some reason we are no longer able to obtain key elements from a supplier, we will not be able to produce or will be delayed in producing conversion systems for sale or distribution, which could cause delays in our operation or sales or make continued operation or sales unprofitable.

SALES OF OUR PRODUCTS ARE DEPENDENT UPON PRICING, AVAILABILITY OR DELIVERY OF THIRD PARTY COMPONENTS REQUIRED FOR THE USE IN CONJUNCTION OF OUR FUEL 2(TM) SYSTEM.

      The conversion of a medium or heavy duty mobile diesel engine requires three primary components: (i) our Fuel 2(TM) conversion system; (ii) fuel storage tanks, and; (iii) a specialized catalytic converter (for sales as an Emission Control Device). While we can control the pricing and delivery of our Fuel 2(TM) systems, we have no control over pricing, availability or delivery of fuel storage tanks or specialized catalytic converters. The costs of these items can potentially prevent us from selling our Fuel 2(TM) system either because the costs of these additional components make the conversion of a vehicle uneconomical or the due to lack of availability of either additional component.

We believe fuel storage tanks are readily available on the open market at prices that will allow us to commercialize our Fuel 2(TM) system and we believe the specialized catalytic converters can be likewise acquired on the open market at prices that will allow us to commercialize our Fuel 2(TM) system. However, there can be no assurance given that our customers will be able to acquire these components at prices that permit us to sell our Fuel 2(TM) system as a fuel savings device because the upfront costs to acquire and install these components.

THE LIMITED AVAILABILITY OF ALTERNATIVE FUELS CAN HINDER OUR ABILITY TO MARKET OUR PRODUCTS.

      Alternative fuel engines have been commercially available in the past; however, the most significant impediment to the growth in the market for alternative fuel vehicles traditionally has been the limited availability of alternative fuel sources, such as natural gas and propane. The success of engines based on alternative fuels will probably be directly effected by the development of the infrastructure of the natural gas industry and the widespread availability of such fuel sources. To some degree, this problem will remain at the forefront of, and be an impediment to, the success of alternative fuel power sources. However, we believe that with the development of the dual fuel conversion system, vehicles will not be tied exclusively to alternative fuels, but will have the option and ability to operate on standard diesel fuel alone. In all events, our business and the market for alternative fuel vehicles would benefit substantially from the growth of the infrastructure of the natural gas industry and the more widespread availability of alternative fuels. Conversely, our business and the market for alternative fuel vehicles would be substantially hurt by a diminished or lack of growth of the infrastructure of the natural gas industry and the less widespread availability of alternative fuels.

THE NATURE OF OUR PRODUCTS SUBJECTS US TO PRODUCT LIABILITY RISKS.

      Our product and services relate to fuel system components which handle or come into contact with natural gas which is highly combustible. A malfunction of or design defect in certain of our products or improper design, construction, installation or servicing of facility and equipment infrastructure could result in liability, tort or warranty claims. Although we attempt to reduce the risk of exposure from such claims through warranty disclaimers and liability limitation clauses in our sales agreements and by maintaining product liability insurance, we cannot assure you that these measures will be effective in limiting our liability for any damages. Any liability for damages resulting from product malfunctions or services provided could be substantial and could have a material adverse effect on our business and operating results. In addition, a well-publicized actual or perceived malfunction or impropriety involving our products or service could adversely affect the market's perception of our products in general, regardless of whether any malfunction or impropriety is attributable to our products or services. This could result in a decline in demand for our products and services, which would have a material adverse effect on our business and operating results.

COMPETITION FROM COMPANIES WITH ALREADY ESTABLISHED MARKETING LINKS TO OUR POTENTIAL CUSTOMERS MAY ADVERSELY EFFECT OUR ABILITY TO MARKET OUR PRODUCTS.

      Current and potential competitors have longer operating histories, larger customer bases, greater brand name recognition and significantly greater financial, marketing and other resources than we have. Certain of our competitors may be able to secure product from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, and adopt more aggressive pricing or inventory availability policies, than we will. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us are likely to have a materially adverse affect on our business, results of operations, financial condition and prospects.

THE FOLLOWING RISKS RELATE PRINCIPALLY TO OUR COMMON STOCK AND ITS MARKET VALUE:

THERE IS A LIMITED MARKET FOR OUR COMMON STOCK.

      Our common stock is quoted on the OTC Bulletin Board under the symbol "HFSC.OB." There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

OUR STOCK PRICE MAY BE VOLATILE.

      The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

      o technological innovations or new products and services by us or our competitors;

      o     intellectual property disputes;

      o     additions or departures of key personnel;

      o     sales of our common stock

      o our ability to integrate operations, technology, products and services;

      o     our ability to execute our business plan;

      o     operating results below expectations;

      o     loss of any strategic relationship;

      o     industry developments;

      o     economic and other external factors; and

      o     period-to-period fluctuations in our financial results.

      Because we are a development stage company with no revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

      In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK.

      We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

OUR COMMON STOCK MAY BE DEEMED PENNY STOCK WITH A LIMITED TRADING MARKET.

      Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

A SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

      If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Approximately 9,000,000 million shares of our restricted common stock is eligible for sale pursuant to Rule 144. In addition, the 5,972,821 shares of common stock to be registered under this registration statement will be freely tradeable upon effectiveness of this registration statement.

                           FORWARD-LOOKING STATEMENTS

      Statements contained in this prospectus include "forward-looking statements", which involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. These forward-looking statements generally are based on our best estimates of future results, performances or achievements, based upon current conditions and assumptions. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "can," "could," "project," "expect," "believe," "plan," "predict," "estimate," "anticipate," "intend," "continue," "potential," "would," "should," "aim," "opportunity" or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the common stock. However, we will receive the exercise price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of their warrants, if any, for general working capital purposes.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following discussion should be read in conjunction with our condensed consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this quarterly report contain forward-looking information that involves risks and uncertainties.

OVERVIEW

      We were incorporated in the State of Georgia in 1996 to manufacture and market retrofit systems for the conversion of gasoline and diesel engines, stationary or vehicular, to non-petroleum based fuels such as compressed natural gas and liquefied natural gas. We hold a world-wide exclusive license to commercialize the technology embodied in five issued and one pending US patent. Since 1998, we have dedicated our research and development exclusively to conversion kits for diesel-powered engines. We currently offer the Fuel 2(TM) dual-fuel conversion system designed to convert medium and heavy duty mobile diesel engines to operate in a natural gas/diesel dual-fuel mode.

      Since 1996, we have sought to commercialize our dual-fuel technology with limited success. Between 2001 and the year ended December 31 2003, we experienced a substantial slow-down in our operations due principally to under capitalization. We engaged White Knight on December 23, 2003 as a crisis finance and management company. Since that date, the principals of White Knight have arranged for all our financing and our Chief Executive Officer, Chairman of our Board of Directors and a Director serve similar capacities with White Knight. White Knight's executives also served as our interim Chief Financial Officer and financial administrator.

      The following compares our financial statements for the quarterly periods ended March 31, 2005 and 2004 and the years ended December 31, 2003 and 2004. During the year ended December 31, 2004, we reengineered our principal product and addressed a number of legal and financial matters which had been created over a period from our inception in 1996 through December 2003. Therefore, the following may not be indicative of our future operating results.


      Notwithstanding the Company's formation during 1996, Hybrid is still in the beginning stage. Prior to January 2004, the Company experienced significant lack of capital. The cumulative effect of under capitalization, principally between the years 2000 through 2003 created an overall shareholder deficit of $(1,941,684). Also the lack of capital retarded our abilities to engage in meaningful product development. As a result, as of December 2003, our product was not commercially proven. For these reasons, we encountered a number of financial and operational factors during 2004 that we don't believe are indicative of our future operating outlook.


      At the conclusion of 2004, we believe we accomplished milestones which position our enterprise for future growth. However, there are uncertainties and challenges which we discuss in the following summary as well as in our discussion of the year to year change for each major line item. We also devote a section in the following discussion relating to our liquidity and capital resources.

Uncertainties and challenges

      A critical key to the future of our Company is our ability to successfully complete the protocol required by the California Air Resource Board (CARB) in order to achieve a designation as an "Emission Control Device." If we are successful in achieving this designation, we will be able to commercialize our technology in the domestic market. If we are unsuccessful, we will only be able to commercialize our technology in foreign markets where emission standards are less stringent.

      In order to achieve designation as an Emission Control Device, we must demonstrate through third party testing that when our system is installed, the emissions containing NOx have been reduced by at least 15% and PM or particulate matters has been reduced by at least 50%. We have to date tested according to CARB mandates through Olson-Egologic lab in California on three occassions. The average of these tests reflect a reduction in NOx of approximately 17% - 22% and a reduction in PM of approximately 55% - 79%. We intend to utilize these measurements in our application to CARB. As they exceed the minimum levels required to achieve Emission Control Device designation, we are optimistic of a successful outcome.

      The CARB testing protocol requires that we conduct the initial tests cited above. Following CARB's acceptance of those measurements, we must then subject the engine to 1,000 hours or what is commonly referred to as the "durability cycle." Upon the conclusion of the 1,000 hours, we must re-measure the emissions to ensure the outcome is approximately consistent with data derived from the intial tests cited above. This is a significant uncertainty because should the results derived from the measurements taken following durability not be consistent with our intial testing, it is unlikely we will achieve the required designation.

      Should we be successful and achieve our designation, the second uncertainty relates to our ability to commercialize the technology under terms and conditions which will allow us to achieve profitability. We have to date installed our electronic system on snow-plows in New York, New York, a school bus in Albany, New York, a refuse hauler in Dallas, Texas and in the United Kingdom. We have received repeat orders for our systems in New York, New York and the United Kingdom. The systems installed in Albany and Dallas were the result of government grants arranged by our sub-licensee and may or may not result in additional system requests. This limited success indicates to us that our are operating efficiently in the marketplace.

      However, this small number of vehicles is not suffcient to demonstrate our ability to successfully commercialize our technology sufficiently to achieve profitability. There are many uncertainties in migrating a new technology from the development to the commercialization stage. Some of these uncertainties are within our control. However, other factors such as new technologies which may be superior to our Fuel2(TM) system or established, large companies which may decide to enter our marketplace. These factors, taken together with our history make it impossible for us to assure our future success.

      A series of recent events have created an opportunity for us to accelerate our commercialization plan but at the same time, introduce an uncertainty relating to our future, continued success. During approximately the past 24 months, the price of fuels such as diesel and gasoline have increased while the price of natural gas has remained relatively stable. Our information is substantially derived from the Alternative Fuels Price Report, a publication promulgated by the US Department of Energy which has produced fourteen reports during the period April 2000 - March 2005. According to the Alternative Fuels Price Report, since December 2003, the price of diesel has increased from an average of $1.50 a gallon to an averageof $2.20 a gallon. During this same period, a natural gas-gallon equivalent has grown in price from $1.40 - $1.50. Further, the five year trend reflects that the average five year price of diesel is approximately $1.58 while the five year price of natural gas is $1.22. We also refer to a New York Times article published June 15, 2005 which quotes a senior energy analyst with Foresight Research Solutions in New York which claims the cost of an energy equivalent barrel of natural gas would cost between $18 to $24 dollars while the cost of a barrel of oil in the world market would cost approximately $50.


      This price differential is meaningful because our system has demonstrated the ability to displace between 50 and 80% of the diesel with natural gas. Should this price differential continue, we believe this economic factor will aid our efforts to commercialize our technology. However, should the price of diesel fuel fall or the price of natural gas increase, we would lose this significant advantage.


      One-Time Factors

      2004 was a period when we sought to finalize our product development as well as confront a number of financial issues created principally during the period 1999 through 2003. For example, we settled with the internal revenue service outstanding balances which were created in 1999 and 2000 through the intial payment of $20,000 followed by a $5,000 a month payment schedule. We also made a $30,000 payment during December in an effort to accelerate the full repayment of this debt. During the first quarter 2005, we also reached a settlement with Peachtree National Bank under which we made an initial payment of $20,000 and we are required to remit $5,000 a month until the debt is fully paid. We similarily settled a range of issues such that we eliminated approximately $702,941 in past liabilities.

      During 2004, we made stock payments to our employees in an amount which is recorded at $1,200,000. We made these payments based on a review of the history of the Company, the reduced levels of compensation accepted by the employees during the period principally between 1999 and 2003 and the value brought by our CEO and Chairman including their personal financial commitment to our continued operations. We do not have any employee stock participation plans at this time and we do not foresee that we would compensate our future employees with shares of our stock except when approved by our Board of Directors and which is considered essential to attract and retain qualified personnel.

      Liquidity and Capital Resources

      Previously, we have met our cash needs through the sale of our common stock, loans and contributions from our principals. We recently concluded a $1,200,000 in financing and we have received the first $600,000, minus expenses. We are also beginning to sell our Fuel2 system in quantities which are meaningful such as a 25 system order for a United Kingdom based client and a 50 Fuel2 system to a Florida based client. We are scheduled to receive the second increment of $600,000 upon the effectiveness of our SB-2 registration statement. Further, our Chairman and our Chief Executive Officer and White Knight SST, Inc. have previously provided our financing in exchange for our common stock.

      Extraordinary items which will impact our cash include a one-time fee payable to our Licensor in the amount of $250,000. We further will be required to remit approximately $200,000 toward finalizing our new facility. We intend to pay these amount in full upon receipt of the second traunch of $600,000 from our financing.

      Based on the cash we receive from the financing, minus the extraordinary commitments cited above, taken together with income from the sales of our Fuel2 system, we believe we can meet all our obligations through February 2006. We believe that additional sales of our Fuel2 system will allow us to continue meeting our obligations for the foreseeable future.

      If we are unsuccessful in commercializing an average of approxiamtely 40 systems per month by February 2006, we will need to raise additional capital through the sale of our common stock, loans or a combination. In such an event, our shareholders would suffer additional dilution.


      The following depicts our year-to-year financial condition comparing the three and six months ended June 30, 2005 and 2004, and fiscal 2003 to fiscal 2004. However, as previously discussed, the debts we owed had been accumulated over a three to five year period and accordingly, the changes highlighted should not be considered indicative of our future operating results.


Overview


Notwithstanding our incorporation in 1996, Hybrid is still considered a development or start-up stage enterprise. In this case, the typical issues surrounding a start-up have been exacerbated because we've spent the past two years attempting to build a company while addressing a rather significant number of financial legacy issues. Further, the alternative fuels industry has, to a large extent, grown up in an atmosphere where the sale of systems similar to our conversion technology was predicated on the need to reduce harmful emissions and was not based on an economic return to our customers. Finally, providing insight into our product and manufacturing costs as well as expenses incurred in delivering our technology have been difficult because we have previously sold our systems at the rate of one or two a month. We have not had the ability nor demand for our product to take advantage of quantity discounts in our raw materials and component parts. We address these three issues in this discussion followed by a more specific analysis of our financial results.

Addressing historical financial legacy issues

We have previously reported on the various payment plans or straight-out pay-offs we've had to under take during the past two years commencing December 2003. These includes a payment schedule with the IRS, the liquidation of various debts in default as well as the payment of various vendors. Our ability to address these issues was made possible exclusively as a result of the capital provided by White Knight. To a meaningful degree, in the course of addressing certain of the financial legacy issues as well as seeking to engage and retain professionals, we were required to issue shares of our common stock which have been additive to the net loss of operations we've accumulated. Now that these issues have been addressed, we do not foresee the need to use our cash or equity resources in this manner.

Expanding our revenue model

Among our challenges was the one-product nature of our enterprise. We held the license to a dual fuel technology which is compatible with heavy duty diesel engines. While this is a promising market, this single-product focus did not allow us to expand our revenue model. A major portion of our efforts during 2005 have been to identify areas where we could expand our revenue model within the alternative fuels industry.

Our first effort in this regard was to finalize the design of our dual-fuel diesel system. As previously reported, we completed this redesign during 2004 and have since conducted independent tests on three occasions to maximize the emission reductions which could be achieved through the use of our system. We then sought to expand our revenue model in two ways. First, we have begun construction and anticipate completing the build-out of our emission testing lab and engine room facility in PeachTree City, Georgia during September, 2005. Once completed, we will be in a position to solicit the use of our facility for a fee from firms and individuals interested in independent emission measurements. We further determined to expand our revenue model by acquiring the ability to market EPA certified systems to the light and medium weight vehicle market and to include the use of propane as an alternative fuel in addition to natural gas. As we reported on a Form 8-K on August 12, 2005, we completed the acquisition of DRV Energy, Inc. (DRV). DRV, a nine-year old company, offers a series of light and medium weight EPA certified conversion systems. We now believe our ability to offer light, medium and heavy duty systems in configurations which can utilize natural gas or propane offering solutions for both gasoline as well as diesel powered vehicles positions us to take a meaningful role in the alternative fuels industry.

The Alternative Fuels Industry

Unlike most industries, the alternative fuels industry in the domestic marketplace was primarily born out of the need to comply with EPA mandates relating to emissions discharge. The sale of systems similar to our dual fuel approach were sold without regard to the economic consequences of the buyer. In the course of implementing the EPA plan, federal and state authorities made available financing through grants in that each grant was designed to seek out technologies which could bring vehicles into EPA compliance. Since there was no economic factor involved in the sale, i.e., the product didn't have to promise a return on investment, these systems were priced at rates that were not in any manner consistent with an economic based sale and since the granting authority was concerned with emissions and not profits, there was no incentive to offer systems at conventional rates.

This factor more than anything else, in our opinion, has led to the demise of a number of companies in the alternative fuels industry. Our system is an excellent example of this faulty pricing model. In our case, at December, 2003, we had historically sought to sell our systems in prices ranging from $8,000 to $12,000. We have since lowed our price to $4,500 and based on that structure, our margins, before administrative expenses, will be in the 50% or greater range. We believe that bring our technology into a economic driven model instead of an environmental model will have a lasting impact of our performance.

Calculating the comparisons between our reporting periods

Providing meaningful insight into our product and manufacturing costs as well as expenses incurred in delivering our technology have been difficult because we have previously sold our systems at the rate of one or two a month under federal and/or state grants. We have not had the ability for our product to take advantage of quantity discounts in our raw materials and component parts. Further, our labor costs in our present environment would appear unusually high given our revenues. However, in order for us to position the company to maximize revenue opportunities, we have found it necessary to engage professionals and mechanics in sufficient number to complete the build-out of our facility in Atlanta as well as developing new systems for certain clients.

We have attempted in the following two sections to provide some insight into the changes in our financial results. However, given the factors sited above, we don't believe these comparisons are indicative of our future operating performance.

Three Months Ended June 30, 2005 Compared to Three Months Ended June 30, 2004

The following compares our financial statements for the three months period ended June 30, 2004 and 2005. However, 2004 was a period of reengineering our principal product as well as addressing a number of legal and financial matters which had been created over a period from our inception in 1996 through December 2003. During the first six months of 2005, we encountered a number of one-time expenses in the outfitting and build-out of our Atlanta, Georgia facilities. We therefore believe the following may not be indicative of our future operating results.

Our current assets increased 473% from $73,498 at the year ended December 31, 2004 to $420,864 for the six month period ended June 30, 2005 and during this same period our total assets increased by approximately 501% from $82,005 to $492,798. Total liabilities during this period increased by16 % from $753,257 at the year ended December 31, 2004 to $872,078 at June 30, 2005. The increase in liabilities is principally the result of a convertible note obtained on April 1st 2005. Our Shareholders' Deficit decreased during this six month period from $(671,252) at the year ended December 31, 2004 to $(379,280) at June 30, 2005 primarily due to 18% increase in additional paid in capital.

Since December 2003, White Knight has provided substantially all of capital requirements. During the 2nd quarter 2005, we obtained financing from White Knight SST in the amount of $200,000. We have and will periodically converted amounts owed to White Knight at a conversion rate equal to $0.04 per share. This conversion rate was determined in December 2003 as our trading price at that time was $0.03 per share. White Knight does not charge interest and there is no requirement to repay amounts owed in cash. A related party receivable from the 1st quarter 2005 for $72,248 was applied against the 2nd quarter financing. Our Chairman and Chief Executive Officer serve similar capacities with White Knight and both individuals are operating under two-year employment agreements to our Company. All conversions of White Knight debt are issued as restricted common stock and there are no registration rights.

In comparing the three month period ended June 30, 2004 and 2005, our revenue and gross profits increased by 292% and 3707%, respectively from $9,079 and $457 to $35,574 and $17,399. Pending our CARB certification which is discussed elsewhere in this report, our systems are only eligible for sale in foreign markets and through State and Federal grant programs. The increase in revenues and gross profits during this period were principally due to a grant received from New York State to BAF a licensee of Hybrid. Comparing these two periods, our expenses increased 84% from $465,405 for the three months period ended
June 30, 2004 to $865,540 for the period ended June 30, 2005. Our net loss for the three months period increased approximately 80% from $(464,948) for the three months ended June 30, 2004 to $(839,141) for the three month period ended June 30, 2005.

Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004

The following compares our financial statements for the six months period ended June 30, 2004 and 2005. However, 2004 was a period of reengineering our principal product as well as addressing a number of legal and financial matters which had been created over a period from our inception in 1996 through December 2003. During the first six months of 2005, we encountered a number of one-time expenses in the outfitting and build-out of our Atlanta, Georgia facilities. We therefore believe the following may not be indicative of our future operating results.

New marketplace developments

Before discussing the mechanical changes to our financial statements, certain overall market factors have developed since the start of 2005 that we believe will have a meaningful impact to our future operations. Our business model envisions the sale of conversion systems which allow diesel or gasoline engines to operate on alternative fuels such as natural gas and propane. In our opinion, based on our internal research, the retail pump price of diesel and gasoline have risen dramatically above levels reached during just the preceding year. Further, we are of the view that while natural gas has likewise fluctuated upwards, the gap between the price of the conventional fuel are priced higher compared to natural gas in the domestic marketplace by approximately $0.75 to $1.50 per gallon equivalent. Further, we have developed the opinion, based on our internal research, that a major contributing factor to this price gap is not so much the price of a barrel of oil, but rather, the lack of refining capacity to convert oil into gasoline, diesel and jet fuel.

Based on this assumption, we believe this gap in pricing will remain a fixture for at least a 4 to 6 year period while the world increases refining capacity. The primary shift to our business model is the previously, a "sale" of a conversion system was not an economic sale but rather an appeal to for the buyer to reduce pollution. In the reality of our marketplace, we have not encountered many firms or individuals willing to make the investment in a conversion system strictly for environmental purposes. With the change in fuel pricing discussed above, we now believe for the first time that we can make an economic argument for the purchase of our systems because the client can now calculate a reasonable payback period and, following conversion, the user can operate with a cheaper fuel.

Notwithstanding this change within our marketplace, we found our company unable to react to this changing dynamic because we diesel conversion system has not yet completed the required EPA/CARB certifications for sale within the domestic marketplace.

As we disclosed in a recent Form 8-K filing, we acquired DRV Energy, Inc. during July of this year. DRV Energy brought a family of EPA certified systems which we could market immediately. Further, our previous efforts have focused on strictly diesel conversions to natural gas. We are now in a position to offer either diesel or gasoline conversions and in the case of gasoline, we can convert to either natural gas or propane.

We now discuss the changes to our financial statements for the six months periods ended June 2005 compared to 2004. However, as we discussed above, the addition of the DRV family of conversion systems mean the comparative results discussed below may not be indicative of our future operating results.

Our current assets increased 229% from $128,077 at the period ended June 30, 2004 to $420,864 for the six month period ended June 30, 2005 and during this same comparative period our total assets increased by approximately 243% from $143,654 to $492,798. Total liabilities during this period decreased by 177% from $2,415,330 at the period ended June 30, 2004 to $872,078 at June 30, 2005.
Our Shareholders' Deficit decreased during this six month period from $(2,271,678) at the period ended June 30, 2004 to $(379,280) at June 30, 2005 primarily due to 133% increase in additional paid in capital.

Since December 2003, White Knight has provided substantially all of capital requirements. During the six month period ended June 30, 2005, we obtained financing from White Knight SST in the amount of $772,092. We have and will periodically converted amounts owed to White Knight at a conversion rate equal to $0.04 per share. This conversion rate was determined in December 2003 as our trading price at that time was $0.03 per share. White Knight does not charge interest and there is no requirement to repay amounts owed in cash. Our Chairman and Chief Executive Officer serve similar capacities with White Knight and both individuals are operating under two-year employment agreements to our Company. All conversions of White Knight debt are issued as restricted common stock and there are no registration rights.

In comparing the six month period ended June 30, 2004 and 2005, our revenue and gross profits decreased by 40% and 56%, respectively from $89,171 and $56,544 to $53,737 and $24,730. Pending our CARB certification which is discussed elsewhere in this report, our systems are only eligible for sale in foreign markets and through State and Federal grant programs. Comparing these two periods, our expense increased 211% from $386,539 for the six months period ended June 30, 2004 to $1,200,225 for the period ended June 30, 2005. Our net loss for the six months period increased approximately 286% from $(329,995) for the six months ended June 30, 2004 to $(1,272,384) for the six month period ended June 30, 2005.

RESULTS OF OPERATIONS

COMPARISON OF FISCAL YEAR ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2004

Balance Sheet

Assets


      For the year ended December 31, 2003, we had current assets of $28,938 and total assets of $44,515. For the year ended December 31, 2004, current assets increased 153% to $73,498 and total assets increased 84.2% to $82,005. The increase of approximately $44,500 was the result of acquiring certain minor equipment and the accumulation of various parts required to continue our research and development. However, in the future, we may acquire more or less equipment and parts and this purchase should not be taken as a standard in our operating condition.

      In addition, during the first quarter 2005, we arranged for the purchase of various Horiba and other emission testing equipment for $40,000. The seller which is a utility operating in Georgia had been active in the alternative fuels industry in the late 1990s and had since curtailed that portion of their business and stored all the idle equipment. As our operations are located in Atlanta, Georgia when we began to set up our new facilities in PeachTree City, Georgia, we informally inquired the availablility of this equipment. We were informed that we could purchase the entire room of equipment for a one-time payment of $40,000. We did not purchase any other assets or liabilities and there are no further obligations. The seller of the equipment is not a related party to our Company. In addition, during February 2005 we made a $76,000 deposit toward the purchase of a new Taylor dynometer at a total cost of approximately $232,000. Final delivery is expected during September 2005. We intend to locate the equipment in our new 12,000 square-foot facility in PeachTree City, Georgia.


Liabilities


      For the year ended December 31, 2003, we had current liabilities of $1,456,199 and total liabilities of $1,986,199 including $530,000 of redeemable securities. For the year ended December 31, 2004, current liabilities had been reduced by $702,941 or 48.3% to $753,258 and total liabilities had been reduced by $1,232,941 to $753,258 or 61.9%. The significant reduction in our current and total liabilities was made possible solely by the cash investments made by White Knight. These liabilities were created over an extended period of time from approximately 1999 through 2003.

      During this period, convertible debt in default was reduced by 72.4% from $283,200 at year ended December 31, 2003 to $78,200 at year ended December 31, 2004 through a negotiated settlement with a series of note holders and the issuance of our common stock. During the 2004, we repaid amounts owed to the Internal Revenue Service since 1999. In addition, we reduced the sales and payroll taxes payable by $115,151 or 47% from $245,245 at year ended December 31, 2003 to $130,094 at the year ended December 31, 2004. The negotiated settlement with the note holders, the payment of past due federal payroll taxes are both one-time events which we believe will not occur again. These reductions in significantly past due federal taxes were made possible by infusions of cash by White Knight and were not repaid from our operational revenue.


      Since the year ended December 31, 2004, we have reached a settlement with the item listed as accounts payable in settlement which relates to debts incurred during 2001 and 2002 and we have negotiated a settlement with PeachTree National Bank which is listed as debt in default. We anticipate both these items will be liquidated by the year ended December 31, 2005.

Stockholders' Deficit


      For the period ended December 31, 2003, we reflected $3,987,712 in paid-in capital and $12,164 of common stock and a shareholder deficit totaling $(1,941,684). For the period ended December 31, 2004, paid-in capital increased by approximately 117.6% to $8,916,407 and the common stock had increased by 438.5% to $65,510. During the 2004 fiscal year, total shareholders' deficit was reduced 65.4% from $(1,941,684) at the year end December 31, 2003 to $(671,253)
at year ended 2004.

In summary, during the twelve months ended December 31, 2004, we increased current assets by 84.2% and total assets by 12% while reducing current liabilities by 48.3% and total liabilities by 72.4%. During this period, we increased paid-in capital by 117.6% and common stock by 438.5% while reducing shareholders' deficit by 65.4% and increasing shareholders' equity by $1,270,431. These reductions in liabilities and increases in assets were the direct result of the negotiated settlements and direct payments made by White Knight on our behalf. As these changes to our financial condition were the result of capital provided and not derived, it is impossible to associate these changes with our prospective future operating results except to observe they represent an improvement in our financial condition over the previous reporting period.

Statement of Operations


      For the year ended December 31, 2003, we posted revenues of $231,269 and gross profit of $155,354. During 2004, we dedicated our resources to reengineering the technology and to pursuing the EPA/CARB technology verification described elsewhere in this report. As a result, revenues during 2004 decreased by approximately 40.1% to $138,724 and gross profit decreased by 49% to $79,336. Previously, all our revenue were derived exclusively through selling our systems to certain governmental entities and municipalities who had received grant funds for the purpose of converting vehicles to achieve an emissions target. The reduction in sales is a function of grant availability and the abilities of our sub-licensee to aquire such grant projects. A major thrust of our marketing strategy going forward is to pursue the commercial marketplace as predicating our business success on the realibilty of consistent grant financing is unreliable.


      During the 12 month period ended December 31, 2004, our consulting fees increased by approximately 101% from $203,859 to $410,183 and our research and development costs increased from $0 at year ended 2003 to $130,814 at year ended December 31, 2004. The majority of the research and development costs were incurred in connection with EPA/CARB verification application. Compensation during this period increased from $110,013 at year ended December 31, 2003 to $1,415,576 at year ended December 31, 2004. However, approximately $1,200,000 or 84.7% of the compensation expenses were one-time issuances of stock to our employees and consultants. The cash compensation was approximately $216,000.


      Total operating expenses during the 12 months ended December 31, 2004 increased from $515,689 to $2,113,045. Total operating expenses minus the one-time charge for the issuance of stock was $913,045. This increase in our cash expenses during this period was because we had the available cash (provided by White Knight) to meet a number of our past due obligations. Many of these expenses were incurred prior to 2004. Our net loss increased from $548,821 at year ended December 31, 2003 to $2,972,473 at year ended December 31, 2004. Our overall net loss for this period is principally the result of White Knight providing capital to meet our obligations created prior to January 2004 and our efforts to re-engineer our technology.


      Basic and diluted loss per share increased from $(0.05) at the year ended December 31, 2003 to $(0.12). Taking into account the one-time charge for the issuance of stock, during the 12 month period ended December 31, 2004, the basic and diluted loss per share would have been approximately $(0.09).


      In summary, during the twelve month period ended December 31, 2004, our revenues and gross profit decreased by 40% and 49% respectively and operating expenses including the one-time charge for the issuance of stock increased 309.8%, research and development increased by 100% and compensation increased by 1,186.7% and the basic and diluted loss per share increased by 140%. Excluding the one time charge for the issuance of common stock, total operating expenses increased by 77%, compensation increased by 96.3% for the periods ended December 31, 2003 compared to the same period ended December 31, 2004. However, the change in revenues and gross profit are incidental in that during this fiscal period we sold a total of less than approximately 12 dual fuel systems. Lacking any meaningful sales at all, the changes we encountered in our operating posture, consulting fees, compensation and our net loss to operations are the result of rebuilding our enterprise and not as a result of our operations. Further, we don't believe the majority of these expenses will recur and thus, we don't believe a comparison between these two fiscal periods is in any way indicative of our anticipated future operating performance.

                                    BUSINESS

      We were incorporated in the State of Georgia in 1996 to manufacture and market retrofit systems for the conversion of gasoline and diesel engines, stationary or vehicular, to non-petroleum based fuels such as compressed natural gas and liquefied natural gas. We hold a world-wide exclusive license to commercialize the technology embodied in five issued and one pending US patent. Since 1998, we have dedicated our research and development exclusively to conversion systems for diesel-powered engines. We currently offer the Fuel 2(TM) dual-fuel conversion system designed to convert medium and heavy duty mobile diesel engines to operate in a natural gas/diesel dual-fuel mode.

      During the first quarter 2005 we completed the acquisition of various Horiba emission testing equipment so that we could accelerate our internal research and development and offer emission testing services for other companies. During the first quarter 2005 we expanded the number of parts and components we offer for resale.

Research and Development

      Our licensed technology was introduced into the marketplace throughout the 1980's and 1990's through the conversion of gasoline and diesel engines to operate in a dual fuel mode. During this period, commercial versions of the fuel delivery system were developed to fit many older, naturally aspirated, diesel engine types and placed conversion units into engines all around the world. The experiences gained during this period, including conversions on a wide array of engines operating under different conditions with varying fuel requirements, contributed significantly to the subsequent four patents and our first market application referred to as the Fuel2(TM) conversion system.

      During the first six months of 2004, we rededicated our development efforts and re-engineered our primary system designed to convert medium and heavy duty diesel engines to operate in a dual-fuel, natural gas and diesel mode for the electronic version of our Fuel2 system. We refer to the commercial version of our dual-fuel system as the Fuel2(TM) system.

Our Technology License

      All of the technology, know-how, devices and apparatus embodied in the patents and incorporated into the various products sold by us were developed and patented by Frank Davis or Frank Davis and Robby E. Davis. Previously we licensed the worldwide rights to commercialize the dual-fuel technology from a Trust established for the Davis family. In the course of reorganizing our enterprise, we have negotiated a new license agreement with Electronic Control Units, LLP, which we refer to as Electronic Control, to embody all of our technology and know how into one comprehensive, world-wide exclusive agreement. We executed our license agreement with Electronic Control on August 31, 2004. Electronic Control is owned by Frank Davis the technology inventor and holder of the patents.

      Under the terms of our license agreement with Electronic Control, we have the worldwide exclusive right to use, manufacture, lease and/or sell products and/or systems embodying the following patents and related technical know-how:

      1. U.S. Patent Serial No. 5,083,547, dated January 28, 1992 for a natural gas and air mixing device;

      2. U.S. Patent Serial No. 5,408,978, dated April 25, 1995, for a natural gas and air mixing device;

      3. U.S. Patent Serial No. 5,370,097, dated December 6, 1994, for a dual fuel control system which controls the flow of liquid fuel alone or in combination with a gaseous fuel;

      4. U.S. Patent Serial No. 5,103,795, dated April 14, 1992 for a natural gas and air mixing device;

      5. U.S. Patent Serial No. 4,479,466, dated October 30, 1984 for a natural gas and air mixing device; and

      6. U.S. Non-Provisional Application No. 10/668,589, methods and apparatus for operation of multiple fuel engines, filed September 23, 2003.

      Our license agreement with Electronic Control will expire upon the later of (i) the expiration of the last-expiring patent covered, including any extensions, or (ii) August 31, 2014. In exchange for the worldwide exclusive license rights described above, we are required to make a one-time license acquisition payment of $250,000 which is due and payable on the earlier to occur of: (i) August 31, 2005, (ii) our closing on an equity or debt financing, or a combination thereof, in which we receive gross aggregate proceeds in an amount no less than USD$1 million, or (iii) the sale of the 100th unit.

      In addition to the one-time fee, we are required to pay $250.00 per unit sold (we estimate at this time our units will range in price from $3,500 to $4,500 each) with a minimum royalty of $250.00 and maximum royalty of $1,000 for each unit. We are further obligated to pay a royalty rate of 3.5% for any items which are not included in the per system royalty calculation, such as spare parts and consulting services. Under the terms of the license agreement, we are obligated to sell a minimum of 750 units during 2005 and 2,500 units during 2006 and for each subsequent year during the term of the license.

      Electronic Control shall have the right to immediately terminate the license agreement by giving written notice to us in the event we:

      1. are adjudicated bankrupt or insolvent, enters into a composition with creditors, makes an assignment of all or substantially all of its assets for the benefit of its creditors, or if a receiver is appointed for its assets;

      2. fail to produce, manufacture, sell, market, or distribute or cause to be produced, manufactured, sold, marketed, or distributed the Units;

      3. or our affiliates, agents, distributors or sublicensees is in material breach or default of any provision of the Proposed License Agreement which default or breach is not cured within the applicable time period;

      4.    fail to pay the royalty when and as it becomes due and payable;

      5. or our affiliates, agents, distributors or sublicensees pledge, lien, mortgage, secure or otherwise encumber the Licensed Patents in any manner, whether arising by contract, as a matter of law, by judicial process or otherwise;

      6. experiences a material adverse effect in the financial condition, operations, assets, business, properties or prospects of the Company. " Material adverse effect." means any event, change, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), capitalization, operations or business of the Company;

      7.    fail to maintain our status as a public company.

Our Chief Technology Consulting Agreement

      In order to provide us with continued access to the technology inventor Mr. Frank Davis, we have entered a consulting agreement with Electronic Controls. Under the terms of the consulting agreement, we are to compensate Electronic Fuel Technology LLC $7,000 per month until we complete our current verification after which our payments will increase to $12,000 per month. We opted to increase the monthly payment from $7,000 to $12,000 effective January 1, 2005. Under the terms of the consulting agreement we are also required to provide health insurance to Mr. Frank Davis and his wife, effective January 1, 2005. In exchange for such payments, we receive, among other services, the following consulting services:

      1. general advice, guidance and counsel to, and consultation with, our senior management with respect to all aspects of our business, including with respect to operating, financial and organizational matters; manufacturing, marketing, planning and other activities; and

      2. technical assistance with respect to inventions, patents, patent applications, and other intellectual property rights and interests; and

      3. maintain a regular, ongoing and routine physical presence at our Atlanta area research, development, and distribution center.

Our Product

      We are currently engaged in commercializing the Fuel 2(TM) system that allows a medium or heavy duty diesel engine to operate in a dual-fuel, diesel/natural gas mode. There are three main components to our Fuel 2(TM) system:

      (i) the Electronic Control Unit or ECU,

      (ii) the gas air mixing device and

      (iii) the measuring, monitoring and reporting devices.

      Our system can typically be installed in a day by two qualified technicians. In addition to the installation of our system, our customers must also mount fuel storage tanks and linkage. Typically, it takes approximately one day to install fuel storage tanks and linkage.

      The conversion of a vehicle to a dual fuel mode requires our Fuel 2(TM) system together with a catalytic converter, fuel storage tanks and linkage. The catalytic converter must be purchased from an approved vendor. The fuel storage tanks and linkage can be purchased by our customers on the open market. We do not provide the catalytic converter or fuel storage tanks.

      Product/technology development

      Prior to December 2003, we had been unable to conduct any meaningful product development due to lack of capital. As a result, since inception in 1996, we have been unsuccessful in any meaningful sales of its technology. Between January and June 2004, we spent six months re-engineering the electronic version of our Fuel2 system. As discussed elsewhere in this report, during June 2004, we commenced the independent testing required in order for our Fuel2 system to receive EPA/CARB verification.

Sales and Marketing

Facilities

      Prior to December 2003, we shared our office and work space with the technology inventor. This facility had no meaningful testing or research and development equipment. The research and development we conducted during the first six months of 2004 required us to make use of our licensee's facility in Texas.

      During December 2004, we negotiated a lease for a 12,000 square foot facility in PeachTree City, Georgia. During the first quarter 2005, we acquired a variety of Horiba emission testing equipment. Further during 2005, we acquired a Taylor dynamemter designed to handle heavier vehicles. Our new facility, when fully installed and calibrated, will have two engines rooms and a state-of-the-art emission testing lab. We believe this asset will allow us to substantially accelerate the development of future products as well as permit us to offer the greatest degree of efficiency for our customers.

      We have no off-balance sheet items connected with our Company or our operations.

Certain expectations for 2005

      We believe our dual-fuel technology has immediate market potential outside of the United States with particular emphasis on areas with a significant differential between the cost of diesel and natural gas. We will continue our primary objective to complete the EPA/CARB verification.

      The Company is also pursuing the use of its technology with stationary diesel engines and on new vehicles manufactured after 2004. We are also exploring the use of our technology in bio-diesel and synthetic field applications.

Technology Verification

      Our Fuel 2(TM) system is designed to operate with medium or heavy duty diesel engines in a dual-fuel, diesel/natural gas mode. Vehicle emissions are regulated by federal and state agencies with respect to the output of certain atmospheric pollutants. A technology which impacts vehicle emissions, such as our Fuel 2(TM) system, must be independently evaluated followed by formal recognition that the use of our technology is not likely to cause a vehicle to operate in violation of emission limitations. Federal and State agencies have developed a series of programs designed to verify the emission output of a particular technology. Without such verification, we will not be unable to sell our Fuel 2(TM) system within the United States.

      The EPA and California Air Resource Board (CARB) have both signed a "memorandum of agreement" to establish reciprocity and coordination of their efforts to evaluate and verify emission reduction technologies and products. Under the agreement CARB conducts the verification of technologies such as our Fuel2(TM) system under a program titled "Diesel Emission Control Strategies Verification" which involves different paths depending on the type of emission reduction technology.

Essentially, the protocol to receive verification includes:

      o Step 1: three hot starts and three cold starts conducted in a controlled environment at a certified independent lab and those results are submitted to the CARB together with a proposed protocol to conduct a 1,000 hour durability test;

      o Step 2: a 1,000 hour durability test is required together with 200 hours of field operation;

      o Step 3: upon completion of the durability cycle, a second series of three hot starts and three cold start emission tests are conducted by the certified lab.

      If the emission report provided in step 3 demonstrates reductions in NOx and PM in keeping with published goals, the technology will become verified. To receive a verification of our technology as an emission control device, we must demonstrate the ability to reduce nitrogen oxides or NOx by at least 15% and particulates or PM by at least 50%.

Our Fuel2(TM) system Verification

      We are pursuing sales of our Fuel 2(TM) system in the United States as well as certain foreign markets. During the fourth quarter, 2004, we actively began the verification process for our Fuel 2(TM) technology. During October, we received our first round of emission measurements. We repeated the first portion of the testing protocol in order to achieve at least a 25% reduction in NOx. A 25% reduction in NOx would make us eligible for various federal and state grants. We have not yet been successful in achieving a 25% reduction in NOx. The following table details the results of our three official test results relating to the first component of the protocol detailed above:

---------------------------------------------------------------------- -------------------------
                                                                 NOx                       PM
---------------------------------------------------------------------- -------------------------
Required minimum emission reductions for verification             15%                       50%
---------------------------------------------------------------------- -------------------------
Hybrid's Fuel2 October 2004 results                             19.3%                       73%
---------------------------------------------------------------------- -------------------------
Hybrid's Fuel2 January 2005 results                             22.9%                     78.9%
---------------------------------------------------------------------- -------------------------
Hybrid's Fuel2 February 2005 results                            17.9%                     56.5%
---------------------------------------------------------------------- -------------------------

      We will continue to report on our progress for this essential component to our business as soon as results are available.

Our Emissions Lab

      Among the equipment we've acquired and located in our Atlanta, Georgia facility include:

      7 Rack Horiba Gas Analyzers

      2 Rack Horiba Constant Volume Samplers

      1 Horiba Air Sampler

      2 Horiba Air Sampler Hang Racks

      1 Horiba 48" Chassis Dyno w/controller & Power Rack

      1 Horiba CDC 900 Dyno Controller

      1 Horiba Power Converter 2 Horiba Rack NOx Analyzers

      1 Horiba Exhaust Analyzer

      1 Varian Star Gas Analyzer

      1 Zeo Air Supply

      1 Zeo Air Generator

      1 Horiba Infrared Gas Analyzer

      2 Clayton Dynamometers

      In addition, we have also purchased a Taylor 535 horsepower dynometer to address heavy-duty vehicles. Once the above listed equipment is installed, upgraded and calibrated, we can offer services as an independent emissions lab.

      We estimate our emission lab will be ready to offer services as an emission testing facility after August 1, 2005.

The Fuel 2(TM) Marketplace

      The universe for our Fuel 2(TM) conversion system encompasses all medium and heavy duty diesel powered trucks and buses. The number of vehicles which are eligible for our technology represent an estimated 3% or 3,660,000 units of the total population of medium and heavy duty trucks and buses operating within the United States.

      According to the United States Department of Transportation, Federal Highway Administration (FHA) and the 2000 US Census there are a total of 83,800,000 trucks and buses in the United States. The FHA further defines this segment to consist of 92% "light trucks" (74,000,000); 8% "medium trucks and buses" (4,400,000), and; 2% "heavy trucks and buses" (1,700,000). The vehicle manufacturers truck classifications defines light trucks" as those with a weight of 0 - 14,000 lbs; "medium trucks and buses" as those with a weight of 14,001 - 33,000, and; "heavy trucks and buses" as those with a weight of 33,001 and higher.

      The population of vehicles available for our Fuel 2(TM) technology based on size consists of approximately 6,100,000 units or 8% of the total population of trucks and buses. We have no reliable data which provides an estimate about what percent of the 6,100,000 units are diesel or which operate on a host of other fuels such as gasoline, dedicated natural gas and hybrid vehicles. However, our experiences indicate that more than 60% or 6 out of ten medium and heavy duty trucks and buses are dedicated diesel vehicles and therefore, immediately eligible for our technology.

      As a result of the foregoing factors, we estimate the number of trucks and buses operating within the United State which are immediately eligible to benefit from our Fuel 2(TM) technology are approximately 3,660,000 or 3% of the total US truck and bus population.

Our Marketing Strategy

      We offer our Fuel 2(TM) system to parties interested in lowering their transportation costs through the use of fuels that are less costly than diesel or to achieve a certain reduction in emission pollutants or both. We believe our Fuel 2(TM) system differentiates from competitive technologies in respect to price, universal applications, ease of installation and fuel displacement. Successful verification of our Fuel 2(TM) system as an Emission Control Device would enhance our competitive position.

      We are currently engaged in introducing our Fuel 2(TM) to the marketplace through a strategy that:

      o Positions our Fuel 2(TM) system as means to take advantage of lower priced natural gas verse diesel as a fuel source. The US Department of Energy publishes a report approximately every six months titled Alternative Fuel Price Report. The first report was published during the year 2000. To date, there have been 13 issues of the Alternative Fuels Price Report issued approximately every six months except during 2002 when four reports were issued. According to the report, the average price of a gallon of diesel over a five year period was $1.52. The average cost of an equivalent gallon of Compressed Natural Gas or CNG during the same five year period is $1.18. Consumers utilizing CNG during this five year period could reduce their fuel costs by an annual average of 22%. We believe this annualized savings can offset the purchase price of conversion. The ability to recoup investment through fuel savings would be primarily a function of mileage.

      o Market our Fuel 2(TM) system as an Emission Control Device. As discussed elsewhere in this report under the heading Our Verification Progress, the use of our Fuel 2(TM) system together with a specialized catalytic converter has been demonstrated to lower the emissions an average of NOx by 20.03% and PM by 69.46%.

      o Our Fuel 2(TM) system at a price point substantially less than the cost of alternative dedicated-engine dual-fuel technologies. The added cost to acquire a new natural gas powered medium and heavy duty engine instead of a conventional diesel engine is approximately $20,000 to $30,000. The cost to convert an existing diesel engine to operate in a dual-fuel mode is approximately $40,000. The retail cost of our Fuel 2(TM) system is $4,500. In the case of all three approaches, the user would also have to purchase fuel storage tanks and a catalytic converter at a cost of approximately $5,000 per vehicle. We believe this system price differential is a significant competitive factor.

      o Position our Fuel 2(TM) system as an economic and efficient improvement over diesel catalysts and emission traps. As discussed elsewhere in this report under the head Competition, as an Emission Control Device, our Fuel 2(TM) system is a superior means of reducing harmful atmospheric pollutants over Diesel Oxidation Catalysts and Diesel Particulate Filters.

      To aid in the market introduction of our Fuel 2(TM) system, we have adopted a marketing program including:

      o Our Vice President, Sales and Marketing makes direct contact with prospective customers in the private sector worldwide;

      o We have a license agreement with BAF Technologies to facilitate the sale of our Fuel 2(TM) system to various municipalities and governmental entities in the States of New York and Texas;

      o We have a license agreement with DRV Energy to facilitate the sale of our Fuel 2(TM) system throughout the mid-United States marketplace;

      o We have a license agreement with Civic Group based in Brazil to facilitate the sale of our Fuel 2(TM) system throughout South America.

      o We have entered a Memorandum of Understanding with WITCO, Inc. to commercialize our technology in China and India;

      o We have created a program trademarked No School Bus Left Behind Initiative(TM) which seeks the direct sale of our system to school systems throughout the continental United States.

Competition

      We face competition from two different types of competitors. The first, which we refer to as technology competitors, produce and sell catalysts and traps, and the second, which we refer to as conversion competitors, that produce and sell dedicated natural gas engines and technologies to convert existing diesel engines.

Technology Competitors

      Our primary technology competition will come from producers of certain catalytic converters, emission traps and filters which are referred to as:
Diesel Oxidation Catalysts and Diesel Particulate Filters. We believe our Fuel 2(TM) system is superior to both of these technologies.

Diesel Oxidation Catalysts

      Diesel Oxidation Catalysts or DOC's look like an automotive catalytic converter and they act in a similar manner. A typical DOC has a ceramic honeycomb cylinder that fits inside a standard-sized truck muffler. The exhaust passes over the layers of the catalyst bed and comes into contact with a coating of platinum-based or other catalysts.

      DOC's are a proven technology for controlling emissions of carbon monoxide, volatile hydrocarbons, and other pollutants that are in gaseous or liquid phases in diesel exhaust. A wide variety of catalytic coatings, sizes and configurations are available from many manufacturers, each one tailored to exhaust flows from particular engines and designed to optimize removal of specific substances. The Fuel2(TM) system uses a DOC to control hydrocarbons and CO.

      DOC's can only remove about 20% of a typical engine's PM emissions. What is called "Particulate Matter" is actually a complex and changeable mix of solid carbon particles, sulfate particles and liquids and heavy gases. DOC's can only act upon the liquids and gases of PM, solids and adsorbed liquids pass over the catalytic bed unchanged.

Diesel Particulate Filters

      Outwardly, Diesel Particulate Filders, or DPF's, resemble DOC's. A typical trap is a ceramic catalyst coated matrix that fits inside of a standard sized muffler. The exhaust passes through a bed of ceramic material, or several of these layers.

      The path of the exhaust in a DPF, however, is very different than in a DOC. The DPF forces the smoke through channels of porous ceramic that are deliberately dead-ended; the solid soot particles remain behind in the dead end while the gas is forced through the pores.

      If carbon particles continue to accumulate in the traps, the engine exhaust back pressure becomes excessive causing the engine shut down. To prevent such clogging, traps are designed to burn away the accumulated carbon and renew the air flow and cleaning action. This burning away of accumulated carbon is referred to as a regeneration cycle, which may be either continuous or periodic.

      The key to successful trap regeneration is temperature: the hotter, the better. Traps have a successful history of operation, particularly in Europe, in engines that operate under high loads and thus have exhaust temperatures exceeding 300 degrees Celsius, a temperature at which regeneration is continual and reliable.

      School buses, or any engine that operates in stop-start mode, are more difficult for traps. There have been a series of failed installations of traps on fleets of school buses, particularly in urban areas where frequent stops and low speeds prevent the engines from attaining the temperatures required for successful regeneration. Drivers are alerted to the clogging of the trap by a backpressure sensor, which eventually shuts the engine down or does not allow it to start. (DPF systems are typically sold with a backpressure metering device).

Other disadvantages of traps, particularly on school buses, include:

      o Traps don't work on older buses. Engines older than 1994, which are often a large part of a school bus fleet, are not suitable for traps;

      o Traps require the use of ultralow (15 ppm) sulfur diesel fuel, which will not be generally available until 2006 and will cost 5-10 cents per gallon more than conventional fuel;

      o Trap warranties are voided if engine oil consumption is higher than specified for a new engine and if suitably high exhaust temperatures are not maintained; and

      o Traps are more expensive, typically $8-10 thousand per vehicle and they increase fuel consumption by about 2%.

      Despite the disadvantages, traps are a popular technology even for school bus operation. More sophisticated school bus fleet operators have learned to monitor exhaust temperatures for several seasons before purchasing traps for their fleets. The results of this kind of data logging can show that the particular fleets are not suitable for traps.

Our emission control technology vs. competitive technologies

      As the hazards of diesel particulate matter (PM) emissions are more widely understood, environmental regulators, interest groups and parents will press to reduce emissions from the trucks and buses that are now on the road. Newer vehicles are cleaner, but diesel trucks and buses are typically in use 20 years or more. Hybrid Fuel Systems allows a conventional truck or bus engine to burn up to 80% natural gas, an inherently soot-free fuel. Independent tests confirm that the Hybrid system reduces PM emissions by 60-80%, making the system an effective particulate control technology.

      The following compares the capabilities of the Hybrid Fuel System with conventional catalyst-based retrofit technologies for reducing diesel PM emissions: Diesel Oxidation Catalysts (DOC's) and Diesel Particulate Filters ("DPF's" or "traps").

How our technology compares with catalyst technologies:

      o Diesel Oxidation Catalysts (DOC's) are reliable and inexpensive, but can reduce PM by only about 20%;

      o Diesel Particulate Filters (DPF's or "traps") are more expensive and can reduce PM by as much as 90%, but have several disadvantages:

            o They may clog with soot if exhaust temperature is not high enough to burn off the accumulated carbon;

            o Urban stop-start driving, typical school bus operation, is more likely to clog DPF's with soot;

            o DPF's are sensitive to contamination; they require ultralow sulfur diesel fuel and cannot tolerate oil combustion from an old engine;

            o     DPF's increase fuel consumption by about 2%.

      Our technology, by contrast, reduces PM emissions by avoiding making soot in the first place.. Moreover, Hybrid technology uses cheaper fuel that offsets system costs and can be used with older engines throughout their service lives.

      Our technology takes a different approach to controlling particulates. Instead of filtering, trapping, and burning off soot particles, an engine using the HFS system does not make PM in first place.

      Natural gas, the fuel that our technology allows diesel engines to burn, is inherently cleaner burning because natural gas is composed of smaller simpler molecules like methane. Methane forms no soot when it burns. Diesel fuel, on the other hand, is a mixture of different sizes of molecules and some amount of these will be very large compounds that are closer to what is found in asphalt. These larger molecules, the aromatic compounds that give diesel fuel its distinctive smell, are difficult to burn.

      Because the low PM emissions originate in the fuel itself, the low-PM emissions of the Hybrid system are inherently more durable in the real world of school bus operation.

      Other advantages of our fuel system dual fuel technology for PM control include:

      o Fuel Cost Savings, Not Increases - Unlike ultralow sulfur diesel fuel, natural gas is less expensive, producing an operating cost savings which pays for the system installation and operation.

      o Works With Older Buses - HFS technology may be used for pre-1994 bus engines, which often make up a large part of the fleet. Although these older buses often have a long remaining life, they are the dirtiest engines and pose the greatest health risk.

      o Works Consistently - Unlike traps, HFS systems will continue to work as engines wear and more oil is used. Also, the HFS system does not compromise the reliability of the transportation service; the system can be bypassed and the bus operated on diesel mode, instead of stranding the vehicle.

Conversion competitors

There are relatively few alternative systems for converting medium and heavy-duty diesel engines to natural gas. The competing systems offered by competitors described below are more expensive than our technology or are limited in their application to specific engine lines.

      o IMPCO Technologies, Inc. IMPCO, which has headquarters in Cerritos, California, is one of the largest and oldest designers and manufacturers of hardware for converting internal combustion engines to natural gas and propane. As of July, 2002, the company had 510 employees, of which 354 were directly involved in the design, manufacture and sale of conversion technologies.

      o IMPCO has developed a system for converting diesel engines to natural gas which it is marketing, principally in Europe, as " Eclipse". This system differs from our system in that the internal components of the engine are extensively modified and conversion systems are available for relatively few engines. The " Eclipse" system conversion costs for a typical truck are reported to exceed $50,000.

      o Clean Air Power formerly " Clean Air Partners.", is a San Diego, California-based joint venture, operating since 1991, which develops systems which enable diesel engines to use natural gas in a dual fuel mode. The company has a " dual fuel" system which shares several features with our technology. The Clean Air Power systems are marketed and serviced through the distributorships and service facilities of Caterpillar, Inc.

            Like the IMPCO Eclipse technology, the Clean Air Power system technology has the advantages of a capable corporate technological development effort and an extensive marketing and servicing network. However, these systems require extensive internal engine modifications, are available only for certain Caterpillar engines series, and are more expensive than most customers can justify on the basis of immediate fuel savings. We believe the decision to change the entity name to Clean Air Power in part reflects a change in emphasis toward stationary engine power generation systems, where more expensive conversion systems are more easily justified.

      o Westport Innovations Inc. Westport is a publicly traded company based in Vancouver, British Columbia, which develops natural gas operating systems for Cummins diesel engines. The company's " Westport-Cycle." engines are not designed for retrofit markets and like the IMPCO and Clean Air Power systems, are currently out of the price range of most prospective customers

      o The Innovative Technology Group, Corp. (ITG) located in Fort Lauderdale Florida offers an open loop conversion system retrofit for all brands of diesel engines, any size, at any location, without spark plugs, to fumigation natural gas/diesel dual fuel operation. Diesel fuel is reduced by as much as 80% to become a pilot ignition source for low pressure natural gas which enters the engine with combustion air. Diesel engines can be retrofitted, in the field. If gas is lost, the engine automatically reverts to full diesel fuel until gas is restored. ITG does not sell engines but converts engines sold by others. We are unable to locate any information relating to the ITG system. However, from a review of ITG's internet web site, it appears they focus primarily in on the stationary diesel market.

      Manufacturing & Inventory

      We currently utilize contract manufacturers for key components of Fuel 2(TM) system and assemble the components in-house. In order to operate converted vehicles on natural gas, natural gas storage tanks must be installed on the converted vehicle. We do not include gas storage tanks in our conversion system. The customer purchases these separately from a number of companies who manufacture them, or from us at the customer's request.

      During December 2004 we leased a 12,000 square foot facility in Atlanta, Georgia to house our engine room, emission lab, stock room, assembly, quality inspection/testing, service and installation management. We intend to outsource the manufacturing of our components and to conduct final assembly and shipping at our new facility.

Regulatory Environment

Environmental Legislation Effecting the Demand for Natural Gas Vehicles

      Within the United States, we must qualify as an Emission Control Device.

      In addition to the fact that diesel gas is generally more expensive than natural gas, one of the primary disadvantage of a diesel engine is that it emits far more pollutants than its gasoline-fueled counterpart. Diesel exhaust contains particulate matter, visible as soot that contains unburned and partially burned fuel. These hydrocarbon emissions are a significant contributor to air pollution and to human respiratory difficulties. Also of significance is the fact that diesel fuel combustion produces Nitrogen Oxides (NOx), a toxin that is harmful to humans and the environment. NOx is a major known contributor to greenhouse gas formation resulting in global warming.

      Increasingly, federal, state and local environmental legislation is being enacted which either require, or provide incentives, for the reduction of vehicle pollutants. For example, the Federal Clean Air Act was amended in 1990 (the "1990 Amendments") to, among other things, set emissions standards for stationary and mobile pollutant sources and establish targets, standards and procedures for reducing human and environmental exposure to a range of pollutants generated by industry in general and transportation in particular. Among other mandates, the 1990 Amendments require businesses that maintain centrally fueled fleets of 10 or more vehicles in certain heavy smog locations to convert, either through new vehicle purchases or by converting existing vehicles, a portion of their fleet to clean burning alternative fuels. These laws specifically include the diesel and natural gas dual fuel system as an alternative fuel and specify actions that fleet operators must take in order to comply and timetables for doing so.

      Similarly, the Energy Policy Act of 1992 (the "Energy Act") was created to accelerate the use of alternative fuels in the transportation sector. The Energy Act mandates the schedule by which Federal, state and municipal vehicle fleets must incorporate alternative fueled vehicles into their overall vehicle mix. This has significant ramifications for the military, which operates thousands of diesel vehicles, and for the state departments of transportation, which operate tens of thousands of diesel powered dump trucks and related highway service and repair vehicles, plus the tens of thousands of vehicles operated by the private contractors who support these agencies.

In addition to the foregoing, a variety of legislative and related incentive programs relating to alternative fuel vehicle programs have been created, including:

      o Clean Cities Program. Created by the Department of Energy, the Clean Cities Program coordinates voluntary efforts between locally based government and industry to accelerate the use of alternative fuels and expand the alternative fuel vehicle refueling infrastructure. Grants are available for natural gas fueling stations and vehicle conversions to natural gas. Typical grants offset the cost of conversion by as much as 80%.

      o Alternative Fuel Vehicle Credits Program. Congress created this credits program to encourage fleets to increase the number of alternative fuel vehicles in their fleets early and aggressively. Credits are allocated to state fleet operators and cover alternative fuel provider fleet operators when alternative fuel vehicles are acquired over and above the amount required, or earlier than expected. Since credits can be traded and sold, fleets have the flexibility to acquire alternative fuel vehicles on the most cost-effective schedule.

      o State Energy Program. States will promote the conservation of energy,reduce the rate of growth of energy consumption, and reduce dependence on imported oil through the development and implementation of a comprehensive State Energy Program. The State Energy Program is the result of the consolidation of two Federal formula-based grant programs - the State Energy Conservation Program and the Institutional Conservation Program. The State Energy Program includes provisions for financial assistance for a number of state-oriented special project activities. These activities specifically include programs to accelerate the use of alternative transportation fuels for government vehicles, fleet vehicles, taxis, mass transit, and individuals' privately owned vehicles.

EPA's Clean School Bus USA, a program designed to reduce both children's exposure to diesel exhaust and the amount of air pollution created by diesel school buses.

EMPLOYEES

      As of December 31, 2004, the Company had 9 employees and one technical consultant on a full-time basis, of which 4 were engaged in research and development and 4 were engaged in administrative, clerical and accounting functions and 2 were engaged in sales and marketing. We believe that our relationship with our employees is good and we are not a party to any collective bargaining agreement.

                             DESCRIPTION OF PROPERTY

      We lease 1,500 square feet of manufacturing/office space from our Senior Technical Consultant at a rate of $1,500 per month on a month-to-month basis. We intend to continue this facility through May 2005 afterwhich we will operate our of our new leased facility in PeachTree City, Georgia.

      During December 2004 we subleased a 12,000 square foot stand alone facility in PeachTree City, Georgia at the rate of $5,600 per month. We are obligated under the terms of the sublease to a two-year period commencing March 1, 2005. We currently maintain our executive offices in Tampa, Florida. Our executive office space in Tampa, Florida is provided at no charge by our management company White Knight SST.

                                LEGAL PROCEEDINGS

      On November 14, 2003, Ambac International Corporation filed a lawsuit seeking $109,915 together with interest at the rate of 15% per annum. The suit stems from a contract for delivery of certain parts for use in the manufacturing of our systems from 2002. We maintain the parts were delivered substantially past the date of anticipated delivery and that the parts when received were defective. We are now scheduled to enter mediation with Ambac during January 2005. As of March 22, 2005, AMBAC has not responded to requests to schedule the mediation.

      To our knowledge, there is no other pending litigation or other proceeding against us.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding the Company's executive officers and directors as of May 6, 2005:

Name                 Age        Positions
John Stanton.......  56         Chairman of the Board of Directors
Mark Clancy........  49         Director, Chief Executive Officer and Chief
                                Financial Officer


John Stanton has served as our Chairman of the Board of Directors since December 23, 2003. Mr. Stanton is also the Chief Executive Officer and Chairman of the Board of Directors of White Knight. From 1987 through the present, Mr. Stanton has served as the President and Chief Executive Officer of Florida Engineered Construction Products Corporation. Mr. Stanton has served as Chairman and President of several public and private companies. Since the early 1990's, Mr. Stanton has been, and continues to be, involved in turn-around management for financially distressed companies, providing both management guidance and financing. Mr. Stanton worked with the international professional services firm that is now known as Ernst & Young, LLP from 1973 through 1981. Mr. Stanton, a Vietnam veteran of the United States Army, graduated from the University of South Florida with a Bachelors Degree in Marketing and Accounting in 1972, and with an MBA in 1973. Mr. Stanton earned the designation of Certified Public Accountant in 1974 and was a Sells Award winner in the CPA examination. Mr. Stanton is a lifetime resident of Tampa, Florida.

Mark Clancy has served as a Director and as our Chief Executive Officer and Chief Financial Officer since December 23, 2003. Mr. Clancy is also the President and a Director of White Knight SST, Inc., a publicly-traded company and the Chief Executive Officer of White Knight Strategies, Inc. Mr. Clancy founded White Knight Strategies during December 2001 and was acquired by White Knight SST during December 2003 . Since April 2000, Mr. Clancy has participated in turn-around management for financially distressed companies. From November 1997 through April 2000, Mr. Clancy was co-founder, Director and Executive Vice President of publicly-traded EarthFirst Technologies, Inc.. Mr. Clancy has been an advisor to the Chairman of the Board of EarthFirst since that company's sale in May 2000. From 1992 through 1997, Mr. Clancy served as the Chief Compliance Officer for a Largo, Florida based boutique investment banking firm. Mr. Clancy was honorably discharged after six years of service with the United States Marine Corps. Mr. Clancy was born in Massachusetts and has resided in Florida since 1982. Mr. Clancy holds a Bachelors Degree from the University of South Florida and is a lifetime member of various academic honor societies including Phi Theta Kappa, Phi Alpha Theta and USF Arts and Sciences Honor Society.

AUDIT COMMITTEE

Our board of directors does not have an audit committee.

CODE OF ETHICS

The Company has adopted a Code of Ethics and has posted our Code of Ethics on our internet web site at hybridfuelsystems.com. Our Code of Ethics applies to all our employees and those doing business with our Company and specifically applies to our Chief Executive Officer, Chief Financial Officer and all persons serving in similar capacities.

                             EXECUTIVE COMPENSATION

The following summary compensation table sets forth certain information concerning compensation paid to our Chief Executive Officer and our four most highly paid executive officers (the "Named Executive Officers") whose total annual salary and bonus for services rendered in all capacities for the year ended December 31, 2004 was $100,000 or more.

                                                      Summary Compensation Table
                                                                                               Long Term Compensation
                                                          Annual Compensation               Awards       Payouts     All
                                                                         Other Annual                               Other
  Name and Principal Position         Year        Salary      Bonus      Compensation                            Compensation
                                                    ($)        ($)            ($)
Mark Clancy                          2004          0                          0           335,000(1)       0             0
Chief Executive Officer, Chief       2003          0                          0           0                0             0
Financial Officer

John Stanton                         2004          0            0             0           335,000(1)       0             0
Chairman                             2003          0            0             0           0                0             0

(1) Messrs. Clancy and Stanton each received a total of 750,000 restricted common shares as an employee bonus and 5,950,000 restricted common shares in fulfillment of a two year employment agreements with our Company.

We have not issued any options to our current or former officers or directors. None of our officers or directors exercised any options during 2004

EMPLOYMENT AGREEMENTS

      Effective August 30th, 2004, we entered a 24-month Employment Agreements with each of Mr. Stanton, our Chairman and Mr. Clancy, our Chief Executive Officer and Director.

      Under the terms of the agreements, the Messrs. Stanton and Clancy are entitled to compensation at the rate of $25,000 per month, payable exclusively in restricted common shares. All restricted common shares due under their respective employment agreements were issued to Messrs. Stanton and Clancy and shall vest on a quarterly basis in advance of each quarter.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE

We have never had a disagreement withour accountants on accountring or financial disclosure.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

      Our common stock is traded on the OTC Bulletin Board under the symbol "HYFS." The Company began the public trading of our Common Stock through (i) the placement of securities exempt from registration pursuant to Rule 504 during 1996 and; (ii) a self-underwritten offering which became effective January 16, 2001. The Company's shares initially traded on the over-the-counter Bulletin Board (OTCBB) through May 22, 2002 when the stock was delisted for failure to file periodic Securities and Exchange Commission (SEC) reports. Following the subsequent filing of our delinquent reports, effective November 30, 2004, our Common Stock was cleared to trade through the OTC Bulletin Board under the symbol HYFS.

      Set forth below are the range of high and low bid quotations for the periods indicated. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

               2003              Bid              Ask
                                 ---              ---
               1st Qtr         $0.03            $0.09
               2nd Qtr         $0.06            $0.09
               3rd Qtr         $0.05            $0.08
               4th Qtr         $0.06            $0.08

               2004              Bid              Ask
                                 ---              ---
               1st Qtr         $0.08            $0.12
               2nd Qtr         $0.10            $0.14
               3rd Qtr         $0.10            $0.12
               4th Qtr         $0.35            $0.51

NUMBER OF STOCKHOLDERS

      As of March 22, 2005, there were approximately 246 record owners of our common stock.

DIVIDEND POLICY

      Holders of Common Stock are entitled to receive dividends as may be declared by our Board of Directors and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table indicates beneficial ownership of our common stock as of May 2, 2005 by:

o Each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock;

o     Each of our executive officers and directors; and

o     All of our executive officers and directors as a group.

      Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Unless other indicated, the address of each beneficial owner listed below is c/o Hybrid Fuel Systems, 12409 Telecom Drive, Tampa, Florida 33637.

                                                                      Percentage of Shares
           Name of Beneficial Owner         Number of Shares          Beneficially Owned (1)
           ------------------------         ----------------          ----------------------
       Executive officers and directors:

       John Stanton                         19,471,948                          23.30%

       Mark Clancy                          11,101,035                          13.30%

       All Directors and Executive
       Officers as a group (2 persons)      30,572,983                          36.6%

       Other 5% Stockholders:

       White Knight SST, Inc.(2)            20,000,000                          24.00%

(1) Applicable percentage ownership as of May 2, 2005 is based upon 83,241,230 shares of common stock outstanding. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, shares issuable within 60 days upon exercise of outstanding options, warrants, rights or conversion privileges ("Purchase Rights") are deemed outstanding for the purpose of calculating the number and percentage owned by the holder of such Purchase Rights, but not deemed outstanding for the purpose of calculating the percentage owned by any other person. "Beneficial ownership" under Rule 13d-3 includes all shares over which a person has sole or shared dispositive or voting power.

(2) Mr. Stanton owns approximately 92% and is the Chairman and Chief Executive and Mr. Clancy owns approximately 3% and is a Director and President of White Knight SST, Inc.

                              SELLING SHAREHOLDERS

      This prospectus only covers the 5,972,821 shares of common stock issued or to be issued to the firms who are party to those certain Convertible Secured Notes and Warrants. The following table lists certain information with respect to the selling stockholders as follows: (i) each selling stockholder's name,
(ii) the number of outstanding shares of common stock beneficially owned by the selling stockholders prior to this offering; (iii) the number of shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each selling stockholder; and (iv) if one percent or more, the percentage of outstanding shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of common stock offered by each selling stockholder. Except as noted, none of the selling stockholders have had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

The selling stockholders may sell all, or none of their shares in this offering. See "Plan of Distribution."

                                                                                     Shares Beneficially Owned After
                                                                                              the Offering
        Selling Stockholder        Shares Beneficially Owned  Shares Being Offered   Number of Shares     Percentage
                                       Prior to Offering
Alpha Capital Aktiengesellschaft             3,443,175        3,443,175                      0                *
Whalehaven Capital Fund Ltd.                 2,822,727        2,822,727                      0                *
Ellis International Ltd.                       470,455          470,455                      0                *
KMR Capital, a division of
Mid-America Financial                          218,276          218,276                      0                *
Services

Total                                        5,972,821        5,972,821                      0                *

* less than 1%.

(1) Assumes (i) principal and interest from the initial closing is converted at the initial fixed conversion rate of $0.55; (ii) that the second closing occurs following the effective date of this registration, and; (iii) that the principal and interest from the second closing is converted at the initial fixed conversion rate of $0.55. Further assumes the annualized interest rate is 8.75%. Further assumes the Selling Security Holders who participated in our Initial Closing will participate in equal amounts at our Second Closing.

(2) Assumes all Warrants are redeemed for cash.

(3) 54,545 shares we issued in connection with our Initial Closing and we anticipate issuing 54,545 as a part of our Second Closing.

(4) 43,636 shares were issued in connection with our Intial Closing and we anticipate issuing 43,636 as a part of our Second Closing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The following summarizes pertinent agreements relating to our operations including our agreement with White Knight, our Technology License Agreement and our Chief Technical Consultant Agreement.

Our Agreement with White Knight SST, Inc. (White Knight)

      Since December 2003 we have operated under an Agreement with White Knight SST, Inc., (White Knight). Under the terms of our Agreement, White Knight was to: provide up to $250,000 working capital and the President of White Knight was to serve as our Chief Executive Officer. Further, the President and Chief Executive Officers of White Knight are to be nominated to fill vacancies on our Board of Directors until the next annual meeting of shareholders. The Agreement further required the resignation of certain former Officers and consultants and adoption of White Knight's proposed operating plan. The Agreement requires that we issue 5% of our common stock as compensation for White Knight's participation.

      In connection with our Technology License Agreement, our current Chairman of the Board John Stanton and our Chief Executive Officer Mark Clancy have agreed to continue in executive roles for a minimum of twenty-four months following the execution of the License Agreement.

                            DESCRIPTION OF SECURITIES

      The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to our Registration Statement on Form SB-2 filed with the SEC on March 23, 2000. Our authorized capital stock consists of 95,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, par value $.001 per share. As of May 2, 2005, there are 83,241,230 shares of common stock issued and outstanding and 42,215 shares of series A preferred stock issued and outstanding and 195,209 shares of series B preferred stock issued and outstanding.

COMMON STOCK

      Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

PREFERRED STOCK

      Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

      Effective February 1, 2002, our board of directors designated 999,779 shares of previously undesignated preferred stock as Series A Preferred Stock, for which 45,215 shares are authorized and Series B Preferred Stock, for which 954,563 shares are authorized.

      Series A Preferred Stock is convertible, at the option of the holder, at any time, into shares of the Company's common stock as determined by dividing $.19 by a conversion price determined on the date the related certificate is surrendered. The conversion price is subject to periodic adjustment and is initially established at $.01632. Series A Preferred Stock is automatically convertible into shares of the Company's common stock upon (i) the date specified by vote or written consent or agreement of holders of at least three quarters of the shares of Series A Preferred outstanding, or (ii) upon the closing of the sale of the company's common stock in a firm commitment, underwritten public offering registered under the Securities Act in which the Company receives gross proceeds of no less than $20 million. Series A Preferred Stock has a liquidation preference of the greater of $.19 per share or the amount that such share would be entitled to upon liquidation or distribution. The Series A Preferred Stock has voting rights, except as to the election of debtors, equal to the number of shares of common stock into which the Series A Preferred Stock is convertible. The Series A preferred Stockholders have the right to elect one director of the Company. We currently have 42,216 of our Series A Preferred Stock outstanding.

      Series B Preferred Stock is convertible, at the option of the holder at any time, into shares of the Company's common stock as determined by dividing the lower of $.09 or the price per share paid by the holder of the Series B Preferred Stock by a conversion price determined on the date the related certificate is surrendered. The conversion price is subject to periodic adjustment and is initially established at $.00773. Series B Preferred Stock is automatically convertible into shares of the Company's common stock upon (i) the date specified by vote or written consent or agreement of holders of at least three quarters of the shares of Series B Preferred Stock outstanding, or (ii) upon the closing of the sale of Company's common stock in a firm commitment, underwritten public offering registered under the Securities Act in which the Company receives gross proceeds of no less than $20 Million. Series B Preferred Stock has a liquidation preference of the greater of $.09 per share or the amount that such share would be entitled to upon liquidation or distribution. The Series B Preferred Stock has voting rights, except as to the election of directors, equal to the number of shares of common stock into which the Series B Preferred Stock is convertible. The Series B Preferred Stockholders have the right to elect one director of the Company. We presently have 195,209 Series B Preferred Shares issued and outstanding.

WARRANTS

Class A Common Stock Purchase Warrant

      In connection with our financing, we agreed to issue our Class A Common Stock Purchase Warrants (the "Warrants")

      The Warrants are valid for a period of five years from the date of issue and shall convert at the lower of $0.81 per share or 101% of the closing bid price on the date of exercise. For example, if the Warrants were all exercised at $0.81 we would receive an additional $2.757,021 and we would issue 3,403,732 of our common shares.

      If the registration statement underlying the Warrants is effective, the Warrants may only be exercisable, in whole or in part, for cash.

      If the registration statement is not effective when required, the holder of the Warrant may conduct a cashless exercise wherein if the market value of one share of our common stock is greater than the Purchase Price, the holder may elect to receive our Common Stock equal to the value of the Warrant. As an example, if our common stock is at $1.00 and the Warrant is exercisable at $0.81 per share, the value of the Warrant would be $0.19 for each Warrant.

      We may call for the exercise of up to 50% of the shares issuable upon exercise of the Warrants (the "Call") provided

      o we provide written notice during the period in which the Call may be exercised.

      o our registration statement relating to the shares underlying the Warrants has been effective for at least thirty days;

      o within ten days after our common stock has had a closing price equal to or more than two hundred percent (200%) of the Purchase Price for thirty (30) consecutive trading days

      o we are in good standing with the OTCBB and have been in good standing for at least 90 days prior to a Call

      o we are not subject to any default provision of any of the documents relating to our financing transaction

      We have agreed to compensate the broker in our financing transaction at a rate equal to 5% of the cash proceeds received through the exercise of our Warrants.

CONVERTIBLE NOTES

Secured Convertible Note

      On April 1, 2004, we issued a series of Notes to the Selling Stockholders. The Notes bear interest on the outstanding principal at the Federal Prime Rate plus 3% but no less than 8% based on a 360-day year. The Principal plus interest shall be repaid on a monthly basis in equal amounts for 20 months commencing 90 days following the Initial Closing which was held on April 1, 2005. If the Notes are in default, the interest due on the outstanding principal will be increased by 15%.

      Repayment in cash: If we make a payment to the Note Holder in cash, then we are required to remit 103% of the amount due. If we choose to repay the Notes in full prior to its maturity date, we are required to remit 120% of the principal amount plus accrued interest.

      Repayment in shares of our common stock: Provided we have an effective registration underlying sufficient shares of our Common Stock, repayment in Common Stock is calculated by dividing the amount of a payment by the then applicable fixed conversion price. The initial fixed conversion price is $0.55 per common share. If we fail to meet the Conversion Criterion described below, the fixed conversion rate may be adjusted for such repayment date by computing eighty percent (80%) of the average of the five (5) lowest closing bid prices of the common stock for the twenty (20) trading days preceding such repayment date. The conversion rate would thereafter be the lower of the initial or adjusted fixed conversion rate.

      The Note Holder is required to convert a monthly payment plus interest into shares of our common stock provided we meet the Conversion Criterion.

Conversion Criterion:

      o We have an effective registration statement relating to the shares used as repayment;

      o that the average of the five lowest closing bid prices of our Common Stock for the twenty (20) consecutive trading days immediately preceding a repayment date shall be greater than or equal to 15% above the Fixed Conversion Price. The initial fixed conversion price is $0.55 and therefore, the average five lowest closing bid prices of our common stock for the 20 consecutive trading days immediately preceding a repayment date shall be equal to or greater than $0.6325;

      o that the common stock to be issued for a particular Repayment Date would not exceed twenty percent (20%) of the aggregate daily trading volume for the twenty trading days preceding the Repayment Date multiplied by the lesser of (A) the closing bid price of the Common Stock on the trading day preceding the Repayment Date, or (B) the average volume weighted average price of the Common stock for the twenty trading days preceding the Repayment Date.

Note Holder(s) Right to Convert

      The Note Holder(s) have the right to convert any unpaid principal and accrued interest into shares of our Common Stock provided the number of shares of our common stock beneficially owned by such Notes Holder(s) are no greater 4.99% of the outstanding shares of our Common Stock. The Note Holder(s) may waive this limitation by providing us 61 days prior written notice.

      So long as there is an outstanding balance due the Note Holder(s),

      o the rights to conversion enumerated above may not be diluted in the event of a merger or sale of our assets; if we reclassify or otherwise change our common stock; in the event we declare a stock split, combination or dividend, and;

      o if we sell our securities at a price below the Fixed Conversion Rate, we must adjust the Fixed Conversion Rate such that it is equal to the lower price.

Default

      The Notes Holder(s) have the option to declare the Note in default making all sums due thereunder immediately payable without any grace period in the event we

      o     fail to make principal and interest payments as required;

      o     breach any material term or covenant of the Financing Agreements

      o     make any material misleading representations or warranty

      o     make an assignment for the benefit of creditors

      o     are the subject of a money judgment in an amount greater than
            $200,000

      o default on monetary obligations in aggregate greater than $200,000 for more than 45 days

      o are the subject of a voluntary or involuntary bankruptcy filing which is not dismissed within 45 days

      o are delisted from the OTC Bulletin Board or we fail to maintain OTCBB listing standards for 7 consecutive days

      o are the subject of an SEC or judicial stop trade order that lasts for more than 5 consecutive trading days.

      o fail to deliver common stock certificates or replacement Note(s) within three business days

      o     fail to have the common shares underlying the Notes registered

      o effect a reverse split of our common stock without the written consent of the Note Holder(s)

      We granted registration rights for all the securities underlying the Notes and Warrants and we agreed to submit such registration within 30 days of the closing of the sale of the notes and warrants and to take all steps to have the registration declared effective within 120 days thereafter. We further agreed to maintain such registration until all the Notes were converted or repaid and all Warrants issued in connection with the financing were exercised or expired. We granted a first rights of refusal to the Subscribers for a period of one year following the effective date of our registration. In this regard, we must provide the Subscribers seven days advance notice of any sale of our securities or debt. We agreed to an exclusion period which begins with our Initial Closing and ends 180 days after our registration is declared effective or until all the converted shares and warrants shares are sold. During the exclusion period, we agreed not to enter any agreement nor issue any equity, convertible debt or other securities without the written consent of the Subscribers.

      Due to there being detachable warrants and a beneficial convertible feature of the note, we will record a discount to the debt in the amount of $1,200,000 (assuming both draws are made), in accordance with EITF Issue No. 98-5 "Accounting For Convertible Securities With Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", and EITF 00-27 "Application of EITF Issue No. 98-5 To Certain Convertible Instruments". The value of the detachable warrants was determined to be $1,945,594 using the Black Scholes option pricing model with a volatility of 234.42 % and risk free interest rate of 4.13%. In accordance with EITF 00-27,when the calculated value of the detachable warrants exceeds the amount of the debt, the discount is limited to the amount of the debt. Since the debt is $1,200,000, the discount associated with the warrants would be limited to that amount. In the calculation of discount for the warrants and the embedded conversion feature with the warrants to be calculated first, the entire discount is being allocated to the warrants since that exceeds the maximum discount allowed. Therefore, there is no allocation of the discount to the embedded conversion feature of the debt. The discount of $1,200,000 will then be amortized over the life of the debt which is twenty eight months or approximately $43,000 per month

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is Continental Stock Registrar and Transfer, 17 Battery Place, New York, NY 10004.

                              PLAN OF DISTRIBUTION

      The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the common stock by one or more of the following methods, without limitation:

      o Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

      o Ordinary brokerage transactions and transactions in which the broker solicits purchases;

      o     Privately negotiated transactions;

      o     In connection with short sales of company shares;

      o Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

      o     By pledge to secure debts of other obligations;

      o In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

      o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

      o     In a combination of any of the above.

      These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

      The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

      From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

      To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

      The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

      A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer their common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

      The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

      We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

                                  LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

      The financial statements as of December 31, 2004 and 2003, included in this Prospectus have been so included in reliance on the report of Brimmer, Burek & Keelan, LLP., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

      We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, Woolworth Building, 233 Broadway New York, New York. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us.

      In addition, we have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

                         PART I - FINANCIAL INFORMATION

                            HYBRID FUEL SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEET
            For the Six Months Period Ended June 30, 2005 (unaudited)
              and annual period ended December 31, 2004 (audited)


                                                     June 30,          December 31,
                                                       2005               2004
                                   ASSETS           (unaudited)         (audited)
                                                   --------------    --------------
Current Assets
    Cash                                           $       26,068    $        2,025
    Accounts Receivable                            $       52,065    $       27,005
    Deposit on Acquisition                         $      200,000    $           --
    Prepaid expenses and deposits                  $       79,360    $        7,845
    Other Assets                                   $        9,571    $           --
    Inventory                                      $       53,800    $       36,623
                                                   --------------    --------------
Total current assets                               $      420,864    $       73,498
Property Plan & Equipment, net                     $       71,934    $        8,507
                                                   --------------    --------------
Total Assets                                       $      492,798    $       82,005
                                                   ==============    ==============
                                LIABILITIES
Current Liabilities
    Accounts Payable                               $      147,638    $      120,980
    Accounts Payable in settlement                 $       81,956    $      121,956
    Debt in litigation                             $      109,868    $      109,868
    Due to Related Parties                         $           --    $        7,197
    Due to Related Parties - Convertible Debt      $      127,752    $       18,866
    Notes Payable - Current                        $      300,000    $           --
    Notes Payable - Discount on Debt               $     (262,500)   $           --
    Debts in Default                               $      109,536    $      123,272
    Convertible Debt in Default                    $       78,200    $       78,200
    Sales and Payroll Taxes Payable                $       93,794    $      130,094
    Other Current Liabilities                      $       48,334    $       42,825
                                                   --------------    --------------
Total current liabilities                          $      834,578    $      753,258
Long-Term Liabilities
    Notes Payable - Long Term                      $      300,000    $           --
    Discount on debt                               $     (262,500)   $           --
                                                   --------------    --------------
Total Long-Term Liabilities                        $       37,500    $           --
                                                   --------------    --------------
Total Liabilities                                  $      872,078    $      753,258
                           SHAREHOLDERS' DEFICIT
Shareholders'  Deficit
Preferred Stock - A (.01 par value) 42,215         $          422    $          422
    shares authorized; 42,215 issued and
    outstanding (liquidation preference $8,021)
Preferred Stock - B (.01 par value) 954,563        $        1,952    $        1,952
    shares authorized; 195,209 shares issued
    and outstanding. (liquidation preference
    1,002,291)
Common Stock (.001 par value) 150,000,000          $       83,355    $       65,510
    and 95,000,000 shares authorized
    respectively; 83,354,981 and 65,509,843
    shares issued and outstanding, respectively
    Additional Paid-In Capital                     $   10,784,738    $    8,677,270
    Deferred Compensation                          $     (350,000)   $     (500,000)
    Accumulated Deficit                            $  (10,899,747)   $   (8,916,407)
                                                   --------------    --------------
Total Shareholders' Deficit                        $     (379,280)   $     (671,253)
                                                   --------------    --------------
Total Liabilities and Shareholders' Deficit        $      492,798    $       82,005
                                                   ==============    ==============

                            HYBRID FUEL SYSTEMS, INC.
                             STATEMENT OF OPERATIONS
                   For the Three and Six Months Periods Ended
                       June 30, 2004 and 2005 (unaudited)

                                    Three Months    Three Months     Six Months      Six Months
                                       Ended           Ended           Ended           Ended
                                      June 30,        June 30,        June 30,        June 30,
                                        2005            2004            2005            2004
                                    ------------    ------------    ------------    ------------
                     REVENUES
Product Sales                       $     35,574    $      9,079    $     53,737    $     89,171
Cost of product sales               $     18,175    $      8,622    $     29,007    $     28,109
                                    ------------    ------------    ------------    ------------
Gross Profit                        $     17,399    $        457    $     24,730    $     61,062
                                    ------------    ------------    ------------    ------------

                     EXPENSES

Operating Expenses
    Consulting Fees                 $     78,908    $     10,500    $    158,789    $     72,598
    Research & Development          $     38,207    $     33,648    $     79,854    $     49,738
    Compensation                    $    208,307    $     68,165    $    571,504    $    138,364
    Legal & Professional Fees       $    171,947    $     38,697    $    247,095    $     51,056
    Other operating expenses        $     62,768    $     76,776    $    142,982    $     81,862
                                    ------------    ------------    ------------    ------------
Total Operating Expenses            $    560,137    $    227,786    $  1,200,224    $    393,618
                                    ------------    ------------    ------------    ------------

Loss from operations                $   (542,738)   $   (227,329)   $ (1,175,494)   $   (332,556)
                                    ------------    ------------    ------------    ------------

Other Expenses
    Interest Expense                $    294,664    $    237,619    $    807,846    $    488,986
    Other expense                   $      1,739    $         --    $         --    $         --
                                    ------------    ------------    ------------    ------------

Loss from other Expenses            $   (296,403)   $    237,619    $   (807,846)   $    488,986
                                    ------------    ------------    ------------    ------------

Net Loss                            $   (839,141)   $   (464,948)   $ (1,983,340)   $   (821,542)
                                    ============    ============    ============    ============

Basic and diluted weighted
average common shares outstanding     83,354,971      12,163,646      82,239,165      12,163,646

Basic and diluted loss per share    $      (0.01)   $      (0.04)   $      (0.02)   $      (0.07)
                                    ------------    ------------    ------------    ------------

                            HYBRID FUEL SYSTEMS, INC.
                             STATEMENT OF CASH FLOWS
                         For the Six Month Period Ended
                       June 30, 2004 and 2005 (unaudited)

                                                         Six Months      Six Months
                                                           Ended            Ended
                                                          June 30,        June 30,
                                                            2005            2004
                                                        ------------    ------------
Cash flows from operating activities
Net Loss                                                $ (1,983,340)   $   (821,542)

Adjustments to reconcile net income to
    net cash provided (used) by operating activities)
       Common stock issued for services                 $    151,000
       Depreciation                                     $      8,806    $      4,807
       Amortization of Deferred Compensation            $    150,000         479,974
       Amortization of debt discount                    $    785,957

Change in operating assets and liabilities
       Accounts Receivable                              $    (25,060)   $    (62,196)
       Inventory                                        $    (17,177)   $     (8,034)
       Prepaid & Deposits                               $   (271,515)
       Accounts Payable                                 $     26,658    $     (8,364)
       Taxes Payable
       Accrued Liabilities                              $    (30,792)   $    (33,676)
                                                        ------------    ------------
Net Cash Provided (used) by operating activities        $ (1,205,463)   $   (449,031)

Cash flows from Investing Activities
       Purchase of Equipment                            $    (72,234)             --
       Loan                                             $     (9,571)             --
                                                        ------------    ------------
Net cash provided (used) by investing activities        $    (81,805)             --


Cash flows from Financing Activities
       Loans from Related Parties                       $    772,093    $    479,974
       Proceeds from exercise of warrants               $        150
       Payment on related party note                    $     (7,000)
       Proceeds from notes payable                      $    600,000
       Payments on Notes payable                        $    (53,932)
                                                        ------------    ------------
Net cash provided (used) by financing activities        $  1,311,311    $    479,974

Net increase (decrease) in cash and cash equivalents    $     24,043    $     30,943

Beginning cash and cash equivalents                     $      2,025    $          6
                                                        ------------    ------------
Ending cash and cash equivalents                        $     26,068    $     30,949
                                                        ------------    ------------
Supplement disclosure of cash flow information
Cash paid during the year for interest                  $     15,907    $         --
                                                        ------------    ------------
Common stock issued for services                        $    151,000    $         --
                                                        ------------    ------------
Amortization of deferred compensation                   $    150,000    $         --
                                                        ============    ============
Amortization on debt discount                           $    785,957
                                                        ============    ============
Stock issued for debt conversion to related party       $    663,206    $         --
                                                        ============    ============

                            HYBRID FUEL SYSTEMS, INC.
                          Notes to Unaudited Financial
              Statements for the three and six months periods ended
                         June 30, 2005 and June 30, 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Hybrid Fuel Systems, Inc. (the "Company") is a small-scale manufacturer of systems which convert mobile gasoline and diesel engines to operate on alternative fuels such as natural gas and propane.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable, are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers. In determining collectibility, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances.

Inventories

Inventories, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventories consist of component parts used in the manufacture and assembly of retrofit systems for the conversion of gasoline and diesel engines to non-petroleum based fuels such as compressed natural gas.

Property, Plant and Equipment

Depreciation is provided for using the straight-line method, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives (asset categories range from two to seven years). Leasehold improvements are amortized using the straight-line method over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Leased equipment under capital leases is amortized using the straight-line method over the lives of the respective leases or over the service lives of the assets for those leases that substantially transfer ownership. Accelerated methods are used for tax depreciation.

Impairment of Assets

The Company's policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets, certain identifiable intangibles and goodwill when certain events have taken place that indicate that the remaining balance may not be recoverable. When factors indicate that the intangible assets should be evaluated for possible impairment, the Company uses an estimate of related undiscounted cash flows. A deficiency in these cash flows relative to the carrying amounts is an indication of the need for a write-down due to impairment. The impairment write-down would be the difference between the carrying amounts and the fair value of these assets. Losses on impairment are recognized by a charge to earnings. Factors considered in the valuation include current operating results, trends and anticipated undiscounted future cash flows.

Income Taxes

The Company utilizes the guidance provided by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. Valuation allowances are provided if necessary to reduce deferred tax assets to the amount expected to be realized.

Earnings (Loss) Per Common Share

Earnings (loss) per share are computed using the basic and diluted calculations on the face of the statement of operations. Basic earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period, adjusted for the dilutive effect of common stock equivalents, using the treasury stock method. The warrants outstanding were determined to be antidilutive and therefore do not affect earnings per share.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities, as well as the reported amounts of revenues and expenses for the period then ended. The actual outcome of the estimates could differ from the estimates made in the preparation of the financial statements.

Revenue Recognition

Revenues are recognized when the merchandise is shipped to the customer, which is when title and risk of loss has passed to the customer.

Stock Based Compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock Based Compensation, but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for options issued to employees. Under Opinion No. 25, the intrinsic method is used to determine compensation expense when the fair market value of the stock exceeds the exercise price on the date of grant. As of the date of this report, no options had been granted under the plan and therefore no compensation expense has been recognized.

Research and Development Costs

The Company charges research and development costs to expense as incurred.

Fair Value of Financial Instruments

The Company, in estimating its fair value disclosures for financial instruments, uses the following methods and assumptions:

Cash, Accounts Receivable, Accounts Payable and Accrued Expenses:

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximate their fair value due to their relatively short maturity.

Long-Term Obligations:

The fair value of the Company's fixed-rate long-term obligations is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

NOTE 2 - DEBT IN DEFAULT

The Company did not meet the payment terms on the note payable to Peachtree National Bank through June 30, 2005. On April 1, 2005, we paid $20,000 to begin a payment plan with Peachtree National Bank which requires us to remit approximately $10,000 a month until the debt is fully repaid. During June 2005, we reached agreement with Peachtree National Bank to pay off the outstanding amount of approximately $69,000 upon receipt of the proceeds from the second traunch of financing provided by Alpha Fund. The Company is scheduled to receive the Alpha Fund financing upon the effectiveness of a registration statement relating to the securities underlying the financing.

NOTE 3 - COMMITMENTS AND CONTINGENCIES

The Company is delinquent in the payment of payroll and state sales taxes. The Company is currently following payment schedules, developed after negotiations with the taxing authorities. Amounts in arrears for delinquent taxes, along with estimated penalties and interest assessed by the taxing authorities are as follows, as of June 30, 2005 and 2004.

                             2005         2004
                          ----------   ----------

Payroll and sales taxes   $   71,897   $  142,058
Penalties and interest        21,896       60,881

Total                     $   93,793   $  202,939

During June, 2004, the Company entered a negotiated settlement with the IRS and began making monthly payments including an initial payment of $15,000 plus $5,000 a month through such date as the obligation is repaid in full.

NOTE 4 - SHAREHOLDERS' EQUITY

Preferred Stock

Effective February 1, 2002, the Company designated 999,779 shares of previously undesignated preferred stock as Series A Preferred Stock, for which 45,216 shares are authorized and Series B Preferred Stock, for 954,563 shares are authorized.

Series A Preferred Stock is convertible, at the option of the holder, at any time, into shares of the Company's common stock as determined by dividing $.19 by a conversion price determined on the date the related certificate is surrendered. The conversion price is subject to periodic adjustment and is initially established at $.01632. Series A Preferred Stock is automatically convertible into shares of the Company's common stock upon (i) the date specified by vote or written consent or agreement of holders of at least three quarters of the shares of Series A Preferred outstanding, or (ii) upon the closing of the sale of the company's common stock in a firm commitment, underwritten public offering registered under the Securities Act in which the Company receives gross proceeds of no less than $20 million. Series A Preferred Stock has a liquidation preference of the greater of $.19 per share or the amount that such share would be entitled to upon liquidation or distribution. The Series A Preferred Stock has voting rights, except as to the election of debtors, equal to the number of shares of common stock into which the Series A Preferred Stock is convertible. The Series A preferred Stockholders have the right to elect one director of the Company.

Series B Preferred Stock is convertible, at the option of the holder at any time, into shares of the Company's common stock as determined by dividing the lower of $.09 or the price per share paid by the holder of the Series B Preferred Stock by a conversion price determined on the date the related certificate is surrendered. The conversion price is subject to periodic adjustment and is initially established at $.00773. Series B Preferred Stock is automatically convertible into shares of the Company's common stock upon (i) the date specified by vote or written consent or agreement of holders of at least three quarters of the shares of Series B Preferred Stock outstanding, or (ii) upon the closing of the sale of Company's common stock in a firm commitment, underwritten public offering registered under the Securities Act in which the Company receives gross proceeds of no less than $20 Million. Series B Preferred Stock has a liquidation preference of the greater of $.09 per share or the amount that such share would be entitled to upon liquidation or distribution. The Series B Preferred Stock has voting rights, except as to the election of directors, equal to the number of shares of common stock into which the Series B Preferred Stock is convertible. The Series B Preferred Stockholders have the right to elect one director of the Company.

NOTE 5 - RELATED PARTY

The Company has received financing from White Knight SST, Inc. (WK) a major stockholder and had converted $583,206 into 14,580,138 common shares as of June 30, 2005 these amounts include a conversion of a related party receivable of $72,248. WK had advanced funds to the Company in 2004 and provided management services to the Company for which it was compensated by issuance of 26,438,508 shares of common stock through December 31, 2004 for the loans and approximately 3,004,338 shares of common stock for management services.

NOTE 6 - DEBT FINANCING

On April 1, 2005, we held our first closing pursuant to a Subscription Agreement we entered into with several accredited investors dated as of March 31, 2005, pursuant to which the investors subscribed to purchase an aggregate principal amount of $1,200,000 in secured convertible promissory notes, and Class A common stock purchase warrants which would be issued on each closing date assuming full conversion of the convertible notes issued on each such closing date. We issued the aforementioned securities to the investors pursuant to Rule 506 of Regulation D as promulgated under the Securities Act of 1933, as amended (the "Act"), and/or Section 4(2) of the Act.

$600,000 of the purchase price was paid to us by the investors on the initial closing date of April 1, 2005 and $600,000 of the purchase price will be paid to us pursuant to the second closing, which will take place on the 5th day after the actual effectiveness of the registration statement which we are required to file with the Securities and Exchange Commission registering the shares of our common stock, par value $.001 per share, issuable upon conversion of the convertible notes and exercise of the warrants.

The convertible notes bear simple interest at rate equal to the "prime rate" as published in the Wall Street Journal from time to time plus 3% per annum, provided however that the interest shall not be less than 8% per annum. Interest is calculated on the basis of a 360 day year and is payable monthly, in arrears commencing on August 1, 2005. The principal amount of the convertible notes shall be amortized over a two-year period with payments commencing on August 1, 2005. Each investor shall have the right to convert the convertible notes after the date of issuance and at any time, until paid in full, at the election of the investor into fully paid and nonassessable shares of our common stock at a conversion price of $0.55 per share. The conversion price is adjustable in the event of any stock split or reverse stock split, stock dividend, reclassification of common stock, recapitalization, merger or consolidation. In addition, the conversion price of the convertible notes will be adjusted in the event that we spin off or otherwise divest ourselves of a material part of our business or operations or dispose all or a portion of our assets. The convertible notes are secured by all of our assets, pursuant to the terms of a Security Agreement, dated as of March 31, 2005 between us and Barbara Mittman, who is acting as collateral agent pursuant to the terms of a collateral agent agreement dated as of March 31, 2005.

We issued an aggregate of 1,636,364 Class A common stock purchase warrants to the investors and will issue an additional 1,636,364 Class A common stock purchase warrants at the second closing. The Class A warrants are exercisable until five years from the initial closing date at an exercise price equal to the lower of $0.81 per share or 101% of the closing bid price of our common stock on the last trading day preceding the initial closing. The exercise price of the Class A warrants will be adjusted in the event of any stock split or reverse stock split, stock dividend, reclassification of common stock, recapitalization, merger or consolidation. In addition, the exercise price of the warrants will be adjusted in the event that we spin off or otherwise divest ourselves of a material part of our business or operations or dispose all or a portion of our assets.

Due to there being detachable warrants and a beneficial convertible feature of the note, the Company will record a discount to the debt in the amount of $1,200,000 (assuming both draws are made), in accordance with EITF Issue No. 98-5 "Accounting For Convertible Securities With Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", and EITF 00-27 "Application of EITF Issue No. 98-5 To Certain Convertible Instruments". The value of the detachable warrants was determined to be $1,945,594 using the Black Scholes option pricing model with a volatility of 234.42 % and risk free interest rate of 4.13%. In accordance with EITF 00-27,when the calculated value of the detachable warrants exceeds the amount of the debt, the discount is limited to the amount of the debt. Since the debt is $1,200,000, the discount associated with the warrants would be limited to that amount. In the calculation of discount for the warrants and the embedded conversion feature with the warrants to be calculated first, the entire discount is being allocated to the warrants since that exceeds the maximum discount allowed. Therefore, there is no allocation of the discount to the embedded conversion feature of the debt. The discount of $1,200,000 will then be amortized over the life of the debt which is twenty four months or approximately $50,000 per month. As of June 30th 2005 the company received $600,000 of the $1,200,000 where the company amortized $75,000 for the three months ended.

We filed a registration statement registering the shares of our common stock issuable upon conversion of the convertible notes and exercise of the Class A warrants on May 10, 2005 and we are obligated to cause it to be effective within 90 days after the initial closing date or approximately August 1, 2005. If we do not meet the aforementioned filing and effectiveness deadlines, we shall pay to each investor an amount equal to 1% for the first 30 days or part thereof of the pendency of such non-registration event and 2% for each 30 days or part thereof, thereafter of the purchase price of the notes remaining unconverted and purchase price of the shares of our common stock issued upon conversion of the notes.

The above descriptions of the convertible note, the Class A common stock purchase warrants, the Subscription Agreement and the Security Agreement are not complete and are qualified in their entirety by the full text of such documents which are included as exhibits to our Form 8-K Report filed April 5, 2005.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Hybrid Fuel Systems, Inc.

      We have audited the accompanying balance sheets of Hybrid Fuel Systems, Inc. as of December 31, 2004 and 2003 and the related statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hybrid Fuel Systems, Inc. and as of December 31, 2004 and 2003 and the results of operations and cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ BRIMMER, BUREK & KEELAN LLP
Brimmer, Burek & Keelan LLP




Tampa, Florida
March 24, 2005 and
April 1, 2005 as to Notes 1 & 11
and September 2, 2005 as to Note 2

                            HYBRID FUEL SYSTEMS, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 2004 AND 2003

                                     ASSETS


                                                   2004         2003
                                                ----------   ----------
Current assets

Cash                                            $    2,025   $        6
Accounts receivable, net of $10,000 and
  $0 allowance in 2004 and 2003, respectively       27,005       10,953
Other receivables                                       --        5,395
Prepaid expenses and deposits                        7,845           --
Inventories                                         36,623       12,584
                                                ----------   ----------

 Total Current Assets                               73,498       28,938

Property plant & equipment, net                      8,507       15,577
                                                ----------   ----------

   Total assets                                 $   82,005   $   44,515
                                                ==========   ==========



             Please Read Accompanying Notes to Financial Statements

                            HYBRID FUEL SYSTEMS, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 2004 AND 2003

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

                                                                     2004            2003
                                                                 ------------    ------------
Accounts payable                                                 $    120,980    $    166,734
Accounts payable in settlement                                        121,956         121,956
Debt in litigation                                                    109,868         109,868
Due to related parties                                                  7,197         157,528
Due to related parties, convertible debt                               18,866         179,746
Debt in default                                                       123,272         123,272
Convertible debt in default                                            78,200         283,200
Sales and payroll taxes payable                                       130,094         245,245
Other current liabilities                                              42,825          68,650
                                                                 ------------    ------------

 Total current liabilities                                            753,258       1,456,199

            Redeemable securities                                          --         530,000

            SHAREHOLDERS' DEFICIT

Shareholders' deficit

Preferred A stock (.01 par value; 42,215 shares authorized;
42,215 shares issued and outstanding) (liquidation preference
$ 8,021)                                                                  422             422

Preferred B stock (.01 par value; 954,563 shares authorized;
195,209 shares issued and outstanding) (liquidation preference
$ 1,002,291)                                                            1,952           1,952

Common stock ($.001 par value; 150,000,000 and 95,000,000
shares authorized; respectively 65,509,843 and 12,163,646
shares issued and outstanding, respectively)                           65,510          12,164

Additional paid-in capital                                          8,677,270       3,987,712
Deferred Compensation                                                (500,000)
Accumulated deficit                                                (8,916,407)     (5,943,934)
                                                                 ------------    ------------

  Total shareholders' deficit                                        (671,253)     (1,941,684)
                                                                 ------------    ------------

   Total liabilities and shareholders' deficit                   $     82,005    $     44,515
                                                                 ============    ============


             Please Read Accompanying Notes to Financial Statements

                            HYBRID FUEL SYSTEMS, INC.
                             STATEMENT OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                      2004            2003
                                                  ------------    ------------
REVENUES

  Revenue from product sales and related income   $    138,724    $    231,269

    Cost of product sales                               59,388          75,915
                                                  ------------    ------------

   Gross profit                                         79,336         155,354
                                                  ------------    ------------

EXPENSES

 Operating expenses

  Consulting fees                                      410,183         203,859
  Research and development                             130,814              --
  Compensation                                       1,415,576         110,013
  Other operating expenses                             156,472         201,817
                                                  ------------    ------------

   Total expenses                                    2,113,045         515,689
                                                  ------------    ------------
   Loss from operations                             (2,033,709)       (360,335)

 Other expenses (income)

  Inventory obsolescence                                    41          11,186
  Settlements                                          (17,911)          9,227
  Interest expense                                     968,041         169,448
  Other income                                         (11,407)         (1,375)
                                                  ------------    ------------

   (Income) loss from other expenses                   938,764         188,486
                                                  ------------    ------------

Net loss                                            (2,972,473)       (548,821)
                                                  ------------    ------------

Basic and diluted loss per share                  $      (0.12)   $      (0.05)
                                                  ------------    ------------

Basic and diluted weighted average number of
 common shares outstanding                          23,857,093      12,054,742
                                                  ------------    ------------


             Please Read Accompanying Notes to Financial Statements

                               HYBRID FUEL SYSTEMS
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                 Preferred Stock                               Common Stock
                                                 ---------------                               ------------
                               Shares         Amount         Shares         Amount
                              Series A       Series A       Series B       Series B        Shares         Amount
                            ------------   ------------   ------------   ------------   ------------   ------------
 Balance Dec 31, 2002             45,215   $        422        195,209   $      1,952     11,963,646   $     11,964
Amorization of Debt
Discount
 Stock issued for                                                                            100,000            100
  legal settlement
 Issuance of stock
   for conversion of note                                                                    100,000            100
 Net loss                             --             --             --             --             --             --
                            ------------   ------------   ------------   ------------   ------------   ------------
Balance  Dec 31, 2003             45,215   $        422        195,209   $      1,952     12,163,646   $     12,164
                            ------------   ------------   ------------   ------------   ------------   ------------
Redemption termination
Amorization of Debt
Discount
Common Stock Issued:
Debt                                                                                       3,450,000          3,450
Compensation                                                                               3,983,351          3,983
Services                                                                                     150,000            150
Warrants                                                                                   1,550,000          1,550
Cash                                                                                         300,000            300
Convertible debt                                                                           2,570,000          2,570
Deferred compensation                                                                     11,900,000         11,900
Management fees                                                                            3,004,338          3,004
Related party debt                                                                        26,438,508         26,439
 Net loss                             --             --             --             --             --             --
                            ------------   ------------   ------------   ------------   ------------   ------------
Balance Dec 31, 2004        $     42,215   $        422   $    195,209   $      1,952     65,509,843   $     65,510
                            ============   ============   ============   ============   ============   ============

                                                                             Total
                            Paid-In         Deferred      Accumulated    Shareholders'
                            Capital       Compensation      Deficit         Deficit
                          ------------    ------------   ------------    ------------
 Balance Dec 31, 2002     $  3,832,912                   $ (5,395,113)   $ (1,547,863)
Amorization of Debt
 Discount                      135,000                                        135,000
  Stock issued for
   legal settlement              9,900                                         10,000
  Issuance of stock
   for conversion of note        9,900                                         10,000
 Net loss                                                    (548,821)       (548,821)
                          ------------    ------------   ------------    ------------
Balance  Dec 31, 2003     $  3,987,712    $         --   $ (5,943,934)   $ (1,941,684)
                          ------------    ------------   ------------    ------------

Amorization of Debt
 Discount                      960,000                                        960,000
Redemption termination         530,000                                        530,000
Common Stock Issued:
Debt                           148,681                                        152,131
Compensation                   515,853                                        519,836
Services                        17,850                                         18,000
Warrants                       213,900                                        215,450
Cash                            49,700                                         50,000
Convertible debt               221,769                                        224,339
Deferred compensation          583,100        (500,000)                        95,000
Management fees                417,603                                        420,607
Related party debt           1,031,102                                      1,057,541
Net Loss                           --               --     (2,972,473)     (2,972,473)
                          ------------    ------------   ------------    ------------
Balance Dec 31, 2004         8,677,270    $   (500,000)    (8,916,407)       (671,253)
                          ------------    ------------   ------------    ------------


             Please Read Accompanying Notes to Financial Statements

                            HYBRID FUEL SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                                     2004            2003
                                                                                 ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                                        $ (2,972,473)   $   (548,821)
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
    Depreciation                                                                       10,271           9,804
Amortization of Debt Discount                                                         960,000         135,000
Warrants for services and warrant modification                                        213,900              --
    Common stock issued for settlement of debt                                             --          10,000
    Common stock issued for legal services                                             18,000              --
    Common stock issued for compensation                                              519,836              --
    Common stock issued for management fees                                           420,607              --
 Change in operating assets and liabilities
    Accounts receivable                                                               (16,052)            243
    Inventory                                                                         (24,039)          6,951
    Accounts payable                                                                  (45,753)         24,852
    Accrued tax settlement                                                              5,000              --
    Accrued expenses                                                                   (4,848)         29,296
    Related party payable                                                                  --         106,144
    Deferred compensation                                                             100,000              --
    Prepaid and deposits                                                                7,845              --
                                                                                 ------------    ------------
          Net cash provided (used) by operating activities                           (807,706)       (226,531)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of leasehold improvements                                                 (3,200)             --
                                                                                 ------------    ------------
          Net cash provided (used) by investing activities                             (3,200)             --

CASH FLOWS FROM FINANCING ACTIVITIES:
 Loans to employees                                                                        --          (3,756)
 Loans from related parties                                                           896,660         179,746
 Payments on notes payable                                                                 --         (49,600)
 Payments on settlement                                                               (15,006)             --
 Proceeds from convertible debt                                                            --         100,000
 Payments on tax settlement                                                          (120,279)             --
 Proceeds from the sale of common stock                                                50,000
 Proceeds from the exercise of warrants                                                 1,550              --
                                                                                 ------------    ------------
          Net cash provided (used) by financing activities                            812,925         226,390
                                                                                 ------------    ------------

Net decrease in cash and cash equivalents                                               2,019            (141)
Beginning cash and cash equivalents                                                         6             147
                                                                                 ------------    ------------
Ending cash and cash equivalents                                                 $      2,025    $          6
                                                                                 ============    ============


             Please Read Accompanying Notes to Financial Statements

                            HYBRID FUEL SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                                   (CONTINUED)


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for interest                        $         --   $      9,517
                                                              ============   ============

Non-Cash investing and financing activities:

Common stock issued for settlement of debt                    $    152,131   $     10,000
                                                              ============   ============

Common stock issued for conversion of convertible note        $    224,339   $     10,000
                                                              ============   ============

Common stock issued for compensation                          $    512,023   $         --
                                                              ============   ============

Common stock issued for services                              $     18,000   $         --
                                                              ============   ============

Common stock issued for warrants exercised and modification   $    215,450   $         --
                                                              ============   ============

Common stock issued for deferred compensation liability       $    595,000   $         --
                                                              ============   ============

Common stock issued for related party debt                    $  1,057,541   $         --
                                                              ============   ============

Common stock issued for management fees                       $    420,607   $         --
                                                              ============   ============

             Please Read Accompanying Notes to Financial Statements

                            HYBRID FUEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2004

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Hybrid Fuel Systems, Inc. (the " Company.") manufactures retrofit systems for the conversion of gasoline and diesel engines to non-petroleum based fuels such as compressed natural gas. The Company manufactures and sells its systems to customers pursuant to a license agreement originally acquired on June 1, 1996 and again on August 31, 2004 with a related party. The Company has exclusive world-wide rights to all things which result from five issued and one pending U.
S. Patent.

Cash and Cash Equivalents

      For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

      Accounts receivable, are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers. In determining collectibility, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances.

Inventories

      Inventories, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventories consist of component parts used in the manufacture and assembly of retrofit systems for the conversion of gasoline and diesel engines to non-petroleum based fuels such as compressed natural gas.

Property, Plant and Equipment

      Depreciation is provided for using the straight-line method, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives (asset categories range from three to seven years). Leasehold improvements are amortized using the straight-line method over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Leased equipment under capital leases is amortized using the straight-line method over the lives of the respective leases or over the service lives of the assets for those leases that substantially transfer ownership. Accelerated methods are used for tax depreciation.

Impairment of Assets

      The Company's policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets, certain identifiable intangibles and goodwill when certain events have taken place that indicate that the remaining balance may not be recoverable. When factors indicate that the intangible assets should be evaluated for possible impairment, the Company uses an estimate of related undiscounted cash flows. A deficiency in these cash flows relative to the carrying amounts is an indication of the need for a write-down due to impairment. The impairment write-down would be the difference between the carrying amounts and the fair value of these assets. Losses on impairment are recognized by a charge to earnings. Factors considered in the valuation include current operating results, trends and anticipated undiscounted future cash flows.

Income Taxes

      The Company utilizes the guidance provided by Statement of Financial Accounting Standards No. 109, " Accounting for Income Taxes." (SFAS 109). Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. Valuation allowances are provided if necessary to reduce deferred tax assets to the amount expected to be realized.

Earnings (Loss) Per Common Share

      Earnings (loss) per share are computed using the basic and diluted calculations on the face of the statement of operations. Basic earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted earnings
(loss) per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period, adjusted for the dilutive effect of common stock equivalents, using the treasury stock method. The warrants outstanding were determined to be antidilutive and therefore do not affect earnings per share.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at December 31, 2004 and 2003, as well as the reported amounts of revenues and expenses for the years then ended. The actual outcome of the estimates could differ from the estimates made in the preparation of the financial statements.

Revenue Recognition

      Revenues are recognized when the merchandise is shipped to the customer, which is when title and risk of loss has passed to the customer.

Stock Based Compensation

      The Company has adopted the disclosure-only provisions of SFAS No. 123, " Accounting for Stock Based Compensation.", but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for options issued to employees. Under Opinion No. 25, the intrinsic method is used to determine compensation expense when the fair market value of the stock exceeds the exercise price on the date of grant. As of December 31, 2003 and 2004, no options had been granted under the plan and therefore no compensation expense has been recognized.

      During October 2004, the Company modified certain outstanding warrant rights from $.01 per share to $.001 per share and increased those warrants from 1,550 to 1,550,000. Immediately thereafter the holders exercised their warrants. As a result the Company used the Black Scholes method of valuation of the modified warrants and expensed the valuation as determined in the amount of $213,900. The fair value per option (in dollars) was $0.139. The Black Scholes calculation was based on an expected option term of less than one year, volatility was 241.28%, risk free interest rate 2.88% and expected dividend yield of 0.00%

Research and Development Costs

      The Company charges research and development costs to expense as incurred.

Fair Value of Financial Instruments

      The Company, in estimating its fair value disclosures for financial instruments, uses the following methods and assumptions:

Cash, Accounts Receivable, Accounts Payable and Accrued Expenses: The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximate their fair value due to their relatively short maturity.

Long-Term Obligations: The fair value of the Company's fixed-rate long-term obligations is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. At December 31, 2004 and 2003, the Company did not have any long-term obligations.

Going Concern:

      The accompanying financial statements have been prepared assuming the Company will continue as a going concern for a reasonable period, not to exceed one year. As reflected in the financial statements, the Company has negative working capital for the year ended December 31, 2004 and a loss from operations for the year 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company has adequate financing in place and subsequent to December 31, 2004 has completed significant trials on its new conversion kits and has received initial potential orders for sales so as to provide funding for the continued operations of the Company.


In addition, the Company has entered into an agreement with certain accredited investors to advance $1,200,000 to the company. The first advance of funds is april 1, 2005 in the amount of $600,000 with the second advance to be made upon approval of the Form SB-2 herewith being filed. The financing is in the form of convertible debt with a conversion into stock at the rate of $0.55 per share for a total 2,181,818 shares. In addition, the investors will be issued warrants to purchase the common stock of the Company for $0.81 per share. The initial advance will receive 1,636,364 warrants and the second advance will receive 1,636,364 warrants. The warrants are five year warrants and are immediately exercisable upon issue. These additional funds are expected to allow the Company to continue to fund its operations for the ensuring twelve months.

NOTE 2 RESTATEMENTS

Deferred related party compensation

The Company has an employment agreement with White Knight (WK) in which to executive officers of WK will serve as the principal executive officers of the Company for a period of two years beginning in September 2004. Compensation related to this agreement provided for a total of $25,000 per month (inclusive for both executives) to be paid exclusively through the issuance of restricted common stock with an equivalent value. The common stock issued for the compensation will vest quarterly in advance.

As of December 31, 2004, the Company had issued approximately 12,000,000 shares of common stock related to the total compensation of $600,000. The Company recorded an asset for the deferred related party compensation, which was reduced by the amortization of $100,000 to compensation expense. After further analysis, it was determined that the deferred related party compensation should be classified as an equity transaction and was reclassified to such in the amended filing.

Convertible Debt

White Knight (WK) has provided financing to the Company since the last quarter of 2003. The agreement to this financing, in addition to WK providing management services to our company, was that any of the debt financing provided by WK could be repaid in common shares at a conversion rate of $0.04 per share. The conversion rate was determined at the time the Company's stock was trading at $0.03 per share.

Due to the conversion feature, of the debt financing, the Company has restated the financial statements for the amortization of the calculated debt discount for the years ended December 31, 2004 and 2003.

The effect of the restatement was to increase interest expense at December 31, 2003 by $135,000 for the amortization of the debt discount. As of December 31, 2004, the amortization of debt discount to interest expense was $960,000. The amortization of the debt discount reflected a non-cash expense for the embedded conversion feature of the debt agreement.

NOTE 3 OPERATING LEASES


      For the year ended December 31, 2004 and the fourth quarter of the year ended December 31, 2003, the Company subleased its building from a related party on a month to month basis with the same terms and amounts as the primary lease. The monthly rental payments were $1,500. Prior to September, 2003, the Company leased a facility for monthly base rent of $2,351 plus cost of living increases, property taxes and water fees. This lease was terminated when the Company moved in September 2003.

      In addition, in the year ended December 31, 2003 the Company had a vehicle lease which expired during the year then ended. The Company also has a lease for office equipment which is currently on a month to month basis.

      Rent expense for the years ended December 31, 2004 and 2003 was $20,124 and $33,507, respectively.

      During December 2004, the Company executed a two year lease for a 12,000 square foot facility. The monthly base rental expense is $5,230 and the lease expires on December 31, 2006. The lease requires comprehensive coverage insurance with minimum limits of $500,000 per person and $1,000,000 per incident and property damage limits of $100,000 or the minimum amount of coverages required in the master lease, whichever is greater. All applicable terms and conditions of the master lease are incorporated into the sublease.

      The following is a schedule by years of the future minimum lease payments under this operating lease:

              December 31,
              ------------
                  2005                                $ 57,530
                  2006                                  62,760
                  2007                                       0
                  2008                                       0
                  2009                                       0
                                                      --------
                  Total minimum lease payments        $120,290

NOTE 4 RELATED PARTY TRANSACTIONS


License Agreement

      The Company entered into a licensing agreement collectively with Frank Davis (a significant stockholder and consultant) and Engine Control Technology LLC (ECT). The license gives the Company the exclusive world-wide rights, to utilize and exploit five issued and one pending patents including marketing and selling products. The underlying patents were developed by Frank Davis and other family members who are employees of the Company and have since been assigned to ECT, the owner of which is Patricia Davis. Patricia Davis is the wife of Frank Davis our Chief Technical Consultant.

      In addition, the Company has a consulting agreement with Frank Davis to probvide various technical consulting services. the agreement expires in 2009 but is automatically renewable annually thereafter, if not terminated by written notice. During the term of the agreement, the consultant shall receive health and dental insurance for himself and his immediate family which includes his wife, the use of a vehicle and reimbursement of certain related expenses.

Leases

      The Company currently subleases a building from ECT on a month to month basis on the same terms and amount as the primary lease. The monthly lease amount is $1,500.

Equity

      At the beginning of 2004, the Company issued 3,450,000 shares of common stock as bonus compensation to various members of the Davis family and to Frank Davis, all of whom are employees of our Company. During December, 2004, the Company issued 3,004,338 shares of common stock as payment to White Knight for fees earned pursuant to the Company's agreement.


The Company receives financing from White Knight SST, Inc., (WK). WK is a major stockholder and has officers who serve in management positions for the Company. Per our agreement with WK, any funding provided by WK is to be repaid in common shares of stock at a conversion price of $0.04 per share. The conversion price was agreed upon when the Company's stock was trading at $0.03 per share.

During the year ended December 31, 2004, a total of approximately $1.1 million was received as financing from WK and approximately 26,400,000 shares of common stock was issued for conversion of outstanding debt due to WK during the year then ended.

Due to the convertible nature of the advances, the Company has calculated the embedded conversion benefit for each period of advances, in accordance with EITF 00-27 and recorded the debt discount applicable to each period. For the years ended December 31, 2004 and 2003, the Company calculated the intrinsic value between the per share conversion price of $0.04 and the average stock closing price for each quarter in the year. If the calculated debt discount exceeded the current period advances, the debt discount was limited to the actual debt financing received for that period in accordance with EITF 00-27. The Company amortized a total of $960,000 and $135,000 debt discount to interest expense for the years ended December 31, 2004 and 2003, respectively. The amortization of the debt discount reflected a non-cash expense for the embedded conversion feature of the debt agreement. Since there is no stated redemption date, the discount is being amortized during the periods in which the advances were made.

During the year ended December 31, 2004, the Company also had an employment agreement with WK to provide executive management services to the Company. WK's two principal executive officers serve as the Company's President, CEO, Director and as Chairman of the Board for a period of two years. Compensation is paid exclusively through the issuance of restricted common stock equal to a cash value of $25,000 per month total for the services of both executives. The common stock issued pursuant to the agreement vests on a quarterly basis in advance. During the year ended December 31, 2004, the Company issued approximately 12,000,000 shares of common stock for the total $600,000 compensation due. As of December 31, 2004, the Company had amortized $100,000 of the deferred related party compensation to the compensation expense.

NOTE 5 PROPERTY, PLANT AND EQUIPMENT, NET


      At December 31, 2004 and 2003, property, plant and equipment, net consist of the following:


                                                     2004            2003
                                                 ------------    ------------
MACHINERY AND EQUIPMENT                          $     63,652    $     63,651
FURNITURE, FIXTURES AND EQUIPMENT                $      7,461    $      7,461
VEHICLES                                         $     41,336    $     46,336
LEASEHOLD IMPROVEMENTS                           $      3,200    $      5,775
LESS ACCUMULATED DEPRECIATION AND AMORTIZATION   $   (107,142)   $   (107,646)
                                                 ------------    ------------
 TOTAL                                           $      8,507    $     15,577
                                                 ------------    ------------

      Depreciation expense charged to operations was $10,471 and $9,804 for the years ended December 31, 2004 and 2003, respectively.


NOTE 6 - INCOME TAXES


      Income tax expense (benefit) for the years ended December 31, 2004 and 2003 are as follows:


                                            2004            2003
                                        ------------    ------------
CURRENT INCOME TAX EXPENSE (BENEFIT)    $         --    $         --
DEFERRED INCOME TAX EXPENSE (BENEFIT)
  NET OPERATING LOSS CARRYFORWARD           (746,834)       (287,490)
                                        ------------    ------------
CHANGE IN VALUATION ALLOWANCE               (746,834)       (287,490)
                                        ------------    ------------
   INCOME TAX EXPENSE (BENEFIT)         $         --    $         --
                                        ------------    ------------

      Income taxes for the years ended December 31, 2004 and 2003 differ from the amounts computed by applying the effective income tax rate of 37% to income before income taxes as a result of the change in the valuation allowance.

      Temporary differences and carryforwards that give rise to deferred tax assets and liabilities as of December 31, 2004 and 2003 are as follows:

      As of December 31, 2004, the Company has a net operating loss carryforward of approximately $6,658,867 available to offset taxable income through 2025

                                       2004           2003
                                   ------------   ------------
Net operating loss carryforwards   $  2,463,780   $  1,716,946
                                   ============   ============

Valuation allowance                $  2,463,780   $  1,716,946
                                   ============   ============


NOTE 7 DEBT IN DEFAULT


      The Company did not meet the payment terms on the note payable to Peachtree National Bank during the years ended December 31, 2004 and 2003. The note is secured by the common stock owned by Robby Davis and Ricky Davis, both employees of the Company. The provisions of the note allow for the note to become immediately and fully payable upon default of payments. While the bank had not initiated any remedy actions for the default as of December 31, 2004 or 2003, the full balance of the note has been reclassified as a current liability for both years.

      During March, 2005, the Company negotiated a settlement with PeachTree National Bank requiring the Company to remit $20,000 upon acceptance of the transaction, followed by a $30,000 payment followed by a monthly payment plan of $10,000 until the PeachTree Note is paid in full. The payment of $20,000 was delivered to PeachTree during March 2005.

NOTE 8 COMMITMENTS AND CONTINGENCIES


Operating Leases

Describe new facility lease:

      The Company is delinquent in the payment of payroll and state sales taxes. The Company is currently following payment schedules, developed after negotiations with the taxing authorities. Amounts in arrears for delinquent taxes, along with estimated penalties and interest assessed by the taxing authorities are as follows, as of December 31, 2004 and 2003

                                          2004            2003
                                          ----            ----

         Payroll and sales taxes        $ 85,588        $162,739
         Penalties and interest         $ 44,506        $ 82,506
                                        --------        --------

                                        $130,094        $245,245
                                        ========        ========
Litigation

      The Company is, from time to time, involved in litigation relating to claims arising out of its operations in the ordinary course of business. The Company believes that none of the claims that were outstanding as of December 31, 2004 and 2003 should have a material adverse impact on its financial condition or results of operations.


NOTE 9 STOCK OPTIONS


      The Company's Stock Option Plan (" SOP.") was adopted in 2001 to provide for the grant to employees up to 2,000,000 incentive stock options within the meaning of Section 422 of the Internal Revenue Code. The SOP, which is administered by the Company's Board of Directors, is intended to provide incentives to directors, officers, and other key employees and enhance the Company's ability to attract and retain qualified employees. Stock options are granted for the purchase of common stock at a price not less than the 100% of fair market value of the Company's common stock on the date of the grant (110% for holders of more than 10% of the total combined voting power of all classes of capital stock then outstanding). As of December 31, 2004 and 2003, no options had been granted under the plan.

Warrants

      The Company has issued warrants to purchase shares of common stock to consultants and other non employees. The company uses the Black Scholes option pricing model to value warrants issued to non employees.

The following table summarizes the Company's warrant activity:

                                         Number of          Weighted Average
                                         Warrants           Exercise Price
                                         ----------         --------------
Balance as of December 31, 2002           1,935,000               0.7
                      Additions                  --
                      Exercised                  --
                     Expirations           (352,500)            (0.94)
                                         ----------          --------

Balance as of December 31, 2003           1,582,500          $   0.58
                                         ==========          ========
Modifications                             1,395,000
                                         ==========
Exercised                                 1,550,000
                                         ==========
Expired                                    (565,000)
                                         ==========
Balance as of December 31, 2004             862,500          $   0.57
                                         ==========          ========

                              Warrants            Outstanding                               Warrants          Exercisable
                              --------            -----------                               --------          -----------
                                                   Weighted              Weighted
                                                    Average              Average                                Weighted
   Range                       Number              Remaining             Exercise           Warrants            Average
   of Exercise              Outstanding        Contractual Life           Price          Exercisable at         Exercise
   Prices                    12/31/2004             (years)             12/31/2004         12/31/2004            Price
   ------                    ----------             -------             ----------         ----------            -----
   $.50 - $1.00               862,500                 0.90                $0.57              862,500             $0.57


NOTE 10 SHAREHOLDERS' EQUITY


Preferred Stock

      Effective February 1, 2002, the Company designated 999,779 shares of previously undesignated preferred stock as Series A Preferred Stock, for which 45,215 shares are authorized and Series B Preferred Stock, for 954,563 shares are authorized.

      Series A Preferred Stock is convertible, at the option of the holder, at any time, into shares of the Company's common stock as determined by dividing $.19 by a conversion price determined on the date the related certificate is surrendered. The conversion price is subject to periodic adjustment and is initially established at $.01632. Series A Preferred Stock is automatically convertible into shares of the Company's common stock upon (i) the date specified by vote or written consent or agreement of holders of at least three quarters of the shares of Series A Preferred outstanding, or (ii) upon the closing of the sale of the company's common stock in a firm commitment, underwritten public offering registered under the Securities Act in which the Company receives gross proceeds of no less than $20 million. Series A Preferred Stock has a liquidation preference of the greater of $.19 per share or the amount that such share would be entitled to upon liquidation or distribution. The Series A Preferred Stock has voting rights, except as to the election of debtors, equal to the number of shares of common stock into which the Series A Preferred Stock is convertible. The Series A preferred Stockholders have the right to elect one director of the Company.

      Series B Preferred Stock is convertible, at the option of the holder at any time, into shares of the Company's common stock as determined by dividing the lower of $.09 or the price per share paid by the holder of the Series B Preferred Stock by a conversion price determined on the date the related certificate is surrendered. The conversion price is subject to periodic adjustment and is initially established at $.00773. Series B Preferred Stock is automatically convertible into shares of the Company's common stock upon (i) the date specified by vote or written consent or agreement of holders of at least three quarters of the shares of Series B Preferred Stock outstanding, or (ii) upon the closing of the sale of Company's common stock in a firm commitment, underwritten public offering registered under the Securities Act in which the Company receives gross proceeds of no less than $20 Million. Series B Preferred Stock has a liquidation preference of the greater of $.09 per share or the amount that such share would be entitled to upon liquidation or distribution. The Series B Preferred Stock has voting rights, except as to the election of directors, equal to the number of shares of common stock into which the Series B Preferred Stock is convertible. The Series B Preferred Stockholders have the right to elect one director of the Company.


The Company had previously issued common stock to an investor and had granted taht investor a put option for the common stock in the amount of $530,000. that option expired unexercised in June 2004 due to the lapse of time per the agreement. That put option was recorded as a liability in the financial statements. Upon the lapse of that agreement, the liability was reclassified to paid in capital since it was no longer a liability.


NOTE 11 - CONCENTRATION OF CREDIT RISK


      The Company has reduced its sales of conversion units during 2004 and 2003 while it conducted research on the new digital based units. It primarily has sold a limited number of units through one sales representative. This represents a concentration of credit risk since most sales are through that one source. If that source were to be lost, it would have a significant detrimental affect on the Company. The Company is currently cultivating other markets and representatives for its old and new products which they anticipate being successful to mitigate this concentration.

NOTE 12 SUBSEQUENT EVENT Unaudited

      During the quarter ended June 30, 2005, the Company:


      On April 1, 2005, we held our first closing pursuant to a Subscription Agreement we entered into with several accredited investors dated as of March 31, 2005, pursuant to which the investors subscribed to purchase an aggregate principal amount of $1,200,000 in secured convertible promissory notes, and Class A common stock purchase warrants which would be issued on each closing date assuming full conversion of the convertible notes issued on each such closing date. We issued the aforementioned securities to the investors pursuant to Rule 506 of Regulation D as promulgated under the Securities Act of 1933, as amended (the "Act"), and/or Section 4(2) of the Act.

      $600,000 of the purchase price was paid to us by the investors on the initial closing date of April 1, 2005 and $600,000 of the purchase price will be paid to us pursuant to the second closing, which will take place on the 5th day after the actual effectiveness of the registration statement which we are required to file with the Securities and Exchange Commission registering the shares of our common stock, par value $.001 per share, issuable upon conversion of the convertible notes and exercise of the warrants.

      The convertible notes bear simple interest at rate equal to the "prime rate" as published in the Wall Street Journal from time to time plus 3% per annum, provided however that the interest shall not be less than 8% per annum. Interest is calculated on the basis of a 360 day year and is payable monthly, in arrears commencing on August 1, 2005. The principal amount of the convertible notes shall be amortized over a two-year period with payments commencing on August 1, 2005. Each investor shall have the right to convert the convertible notes after the date of issuance and at any time, until paid in full, at the election of the investor into fully paid and nonassessable shares of our common stock at a conversion price of $0.55 per share. The conversion price is adjustable in the event of any stock split or reverse stock split, stock dividend, reclassification of common stock, recapitalization, merger or consolidation. In addition, the conversion price of the convertible notes will be adjusted in the event that we spin off or otherwise divest ourselves of a material part of our business or operations or dispose all or a portion of our assets. The convertible notes are secured by all of our assets, pursuant to the terms of a Security Agreement, dated as of March 31, 2005 between us and Barbara Mittman, who is acting as collateral agent pursuant to the terms of a collateral agent agreement dated as of March 31, 2005.

      We issued an aggregate of 1,636,364 Class A common stock purchase warrants to the investors and will issue an additional 1,636,364 Class A common stock purchase warrants at the second closing. The Class A warrants are exercisable until five years from the initial closing date at an exercise price equal to the lower of $0.81 per share or 101% of the closing bid price of our common stock on the last trading day preceding the initial closing. The exercise price of the Class A warrants will be adjusted in the event of any stock split or reverse stock split, stock dividend, reclassification of common stock, recapitalization, merger or consolidation. In addition, the exercise price of the warrants will be adjusted in the event that we spin off or otherwise divest ourselves of a material part of our business or operations or dispose all or a portion of our assets.

      Due to there being detachable warrants and a beneficial convertible feature of the note, the Company will record a discount to the debt in the amount of $1,200,000 (assuming both draws are made), in accordance with EITF Issue No. 98-5 "Accounting For Convertible Securities With Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", and EITF 00-27 "Application of EITF Issue No. 98-5 To Certain Convertible Instruments". The value of the detachable warrants was determined to be $1,945,594 using the Black Scholes option pricing model with a volatility of 234.42 % and risk free interest rate of 4.13%. In accordance with EITF 00-27,when the calculated value of the detachable warrants exceeds the amount of the debt, the discount is limited to the amount of the debt. Since the debt is $1,200,000, the discount associated with the warrants would be limited to that amount. In the calculation of discount for the warrants and the embedded conversion feature with the warrants to be calculated first, the entire discount is being allocated to the warrants since that exceeds the maximum discount allowed. Therefore, there is no allocation of the discount to the embedded conversion feature of the debt. The discount of $1,200,000 will then be amortized over the life of the debt which is twenty eight months or approximately $43,000 per month

      We filed a registration statement registering the shares of our common stock issuable upon conversion of the convertible notes and exercise of the Class A warrants on May 10, 2005 and we are obligated to cause it to be effective within 90 days after the initial closing date or approximately August 1, 2005. If we do not meet the aforementioned filing and effectiveness deadlines, we shall pay to each investor an amount equal to 1% for the first 30 days or part thereof of the pendency of such non-registration event and 2% for each 30 days or part thereof, thereafter of the purchase price of the notes remaining unconverted and purchase price of the shares of our common stock issued upon conversion of the notes.

      The above descriptions of the convertible note, the Class A common stock purchase warrants, the Subscription Agreement and the Security Agreement are not complete and are qualified in their entirety by the full text of such documents which are included as exhibits to our Form 8-K Report filed April 5, 2005.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

      We are organized under the laws of the State of Georgia and are governed by the Georgia Business Corporation Code, as in effect or hereafter amended ("Corporation Code"). Section 14-2-852 of the Corporation Code requires that we indemnify a director "who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by a director in connection with the proceeding." Section 14-2-857 of the Corporation Code requires that a corporation indemnify officers under the same standard.

      Section 14-2-851 of the Corporation Code provides that we may indemnify a director or officer who is a party to a proceeding against liability incurred in the proceeding if (i) the director or officer conducted himself or herself in good faith; and (ii) the director or officer reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

      In addition, we have the power, in our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify our officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth an estimate of the costs and expenses payable by Hybrid Fuel Systems, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:


Securities and Exchange Commission Registration Fee                     $   373*
Accounting Fees and Expenses                                            $10,000*
Legal Fees and Expenses                                                 $45,000*
Miscellaneous                                                           $ 5,000*

Total                                                                   $60,373*

* Previously Paid

ITEM 6. RECENT SALES OF UNREGISTERED SECURITIES

      On September 12, 2004, we issued 7,083,331 restricted common shares comprised of: (i) 5,799,980 to certain employees as compensation; (ii) 683,351 to settle prior indebtedness; (iii) 100,000 shares for legal fees and (iv) 500,000 shares for consulting services.

      On October 13, 2004 we issued 28,633,333 restricted common shares comprised of: (i) 250,000 to our VP Operations; (ii) 11,900,000 shares to secure our Chairman and Chief Executive Officer for a period of two years; (iii) 16,433,333 for conversion of debt owed to our management company for cash investments and; (iv) 50,000 shares for legal services.

      On November 1, 2004 we issued 1,750,000 restricted common shares comprised of (i) 200,000 to certain employees as compensation; (ii) 1,550,000 shares through the exercise of warrants which were issued in 2001.

      During December 2004, we agreed to issue 300,000 to two individuals for the sale of our restricted securities. Further during December 2004, we agreed to issue 10,005,175 restricted common shares to White Knight for partial conversion of their debt. We subsequently issued these shares on January 10, 2005.

      During January 2005, we issued 3,150,000 restricted common shares comprised of (i) 100,000 shares to certain employees as compensation; (ii) 2,000,000 shares for partial conversion of White Knight's debt; (iii) 1,000,000 shares for consulting services, and; (iv) 50,000 shares for legal fees.

      During February 2005, we issued 13,850,000 restricted common shares comprised of (i) 100,000 as a hiring incentive for our VP Sales and Marketing;
(ii) 11,750,000 shares for partial conversion of White Knight's debt.

      During December 2004, we issued 3,004,338 shares which comprise the fees owed to White Knight pursuant to their management agreement.

Subsequent to March 31, 2005, we issued:

      o 2,320,000 shares of common stock to a series of noteholders which we were previously in default since 2002;

      o 15,000 shares of common stock for the exercise of a warrant held since 2001, and;

      o 12,131,387 to White Knight SST for conversion of a portion of their debt.

      In connection with the offer and sale of securities to the Investors and the selling agents, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 promulgated thereunder. The Company believes that the Investors and the selling agents are "accredited investors", as such term is defined in Rule 501(a) promulgated under the Securities Act.

ITEM 27. EXHIBITS

Exhibit     Description

2.1 Asset Purchase Agreement between the Company and New York State Electric & Gas Corporation, dated as of October 29, 2001, incorporated by reference to Exhibit 2.1 of the 8-K filed on December 26, 2001.

2.2 Secured Promissory Note in favor of New York State Electric & Gas Corporation, dated as of December 11, 2001, incorporated by reference to Exhibit 2.2 of the 8-K filed on December 26, 2001.

2.3 Security Agreement between the Company and New York State Electric & Gas Corporation, dated as of December 11, 2001, incorporated by reference to Exhibit 2.3 of the 8-K filed on December 26, 2001.

2.4 Guaranty from the Company in favor of New York State Electric & Gas Corporation, dated as of December 11, 2001, incorporated by reference to Exhibit 2.4 of the 8-K filed on December 26, 2001.

3.1 Articles of Incorporation of Save On Energy , Inc., incorporated by reference to Exhibit 3.1 to the SB-2 filed on March 23, 2000.

3.2 Amendment to Articles of Incorporation of Save On Energy, Inc., incorporated by reference to Exhibit 3.2 to the SB-2 filed on March 23, 2000.

3.3         By-laws of Save On Energy, Inc., incorporated by reference to
            Exhibit 3.3 to the SB-2 filed on March 23, 2000.

4.1 Certificate of Designation of Series A Preferred Stock filed with the Secretary of State on February 19th, 2002 [incorporated by reference to Exhibit 4.1 to the 10-KSB filed on May 30, 2002.*

4.2 Certificate of Designation of Series B Preferred Stock filed with the Secretary of State on May 7th, 2002 [incorporated by reference to Exhibit 4.2 to the 10-KSB filed on May 30, 2002.*

4.3 Subscription Agreement, dated March 31, 2005, by and among Hybrid Fuel Systems, Inc. and the investors named on the signature pages thereto, incorporated by reference to Exhibit 4.1 to the 8-K filed on April 5, 2005.

4.4 Form of Convertible Note of Hybrid Fuel Systems, Inc. issued to the investors named on the signature pages thereto incorporated by reference to Exhibit 4.2 to the 8-K filed on April 5, 2005.

4.5 Form of Class A Common Stock Purchase Warrant of Hybrid Fuel Systems, Inc. issued to the investors named on the signature pages thereto incorporated by reference to Exhibit 4.3 to the 8-K filed on April 5, 2005.

4.6         Form of Security Agreement by and between Hybrid Fuel Systems, Inc.
            and Barbara Mittman as collateral agent incorporated by reference to
            Exhibit 4.4 to the 8-K filed on April 5, 2005.

4.7 Form of Collateral Agent Agreement among Barbara R. Mittman, as collateral agent, and the Lenders as defined therein incorporated by reference to Exhibit 4.5 to the 8-K filed on April 5, 2005.

5.1         Opinion of Sichenzia Ross Friedman Ference LLP*

10.1 License Agreement by and between the Davis Family Trust and Electronic Fuel Control, Inc. dated May 13, 1996, incorporated by reference to Exhibit 10.1 to the SB-2 filed on March 23, 2000.

10.2 Amendment to License Agreement by and between the Davis Family Trust and Electronic Fuel Control, Inc, dated June 18, 1998, incorporated by reference to Exhibit 10.2 to the SB-2 filed on March 23, 2000.

10.3 Amendment to License Agreement by and between the Davis Family Trust and Electronic Fuel Control, Inc. dated January 3, 2000, incorporated by reference to Exhibit 10.3 to the SB-2 filed on March 23, 2000.

10.4        Consulting Agreement between Save on Energy, Inc. and MBO, Inc.
            dated November 23, 1999, Trust and Electronic Fuel Control, Inc, incorporated by reference to Exhibit 10.4 to the SB-2 filed on March 23, 2000.

10.5 Exclusive Supply Agreement between Ambac International Corporation and Electronic Fuel Control, Inc. dated April 29, 1996, incorporated by reference to Exhibit 10.5 to the SB-2 filed on March 23, 2000.

10.6 Agreement re: International Fuel Systems, Inc. and Davenport, dated January 7, 2000, incorporated by reference to Exhibit 10.6 to the SB-2 filed on March 23, 2000.

10.7 Employment Agreement with Robert Stiles, dated July 17, 2001, incorporated by reference to Exhibit 10.1 of the 10-QSB filed on November 19, 2001.

10.8 2001 Stock Option Plan - Incorporated by reference to the 2001 Annual Proxy Statement filed October 1, 2001.

10.9 Stock Purchase Agreement between the Company and SWI Holdings, Limited, dated as of December 10, 2001 (Composite Version), incorporated by reference to Exhibit 10.1 of the 8-K filed on December 26, 2001.

10.10 Security Agreement between the Company and SWI Holdings, Limited, dated as of December 10, 2001, incorporated by reference to Exhibit
            10.2 of the 8-K filed on December 26, 2001.

10.11 Convertible Secured Promissory Note issued to SWI Holdings, Limited, dated April 23, 2002 incorporated by reference to Exhibit 10.11 to the 10-KSB filed on May 30, 2002.*

10.12 Security Agreement between the Company and SWI Holdings, Limited, dated as of April 23, 2002 incorporated by reference to Exhibit
            10.10 to the 10-KSB filed on May 30, 2002.*

10.13 Agreement re: White Knight SST, Inc. and Hybrid Fuel Systems, Inc. (formerly Save On Energy, Inc.) dated December 22, 2003 incorporated by reference to Exhibit 10.13 to the 10-KSB filed on August 16, 2004.

23.1        Consent of Sichenzia Ross Friedman Ference LLP (included as part of
            Exhibit 5.1)

23.2        Consent of Brimmer, Burek & Keelan, LLP.*

--------------------

*  Previously filed

ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 8th day of September 2005.


                                                HYBRID FUEL SYSTEMS, INC.


                                                By: /s/ Mark Clancy
                                                    ---------------------------
                                                    Mark Clancy
                                                    Chief Executive Officer
                                                    Chief Financial Officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Clancy his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                Title                                                  Date

/s/ John Stanton                         Chairman of the Board of Directors                     September 8, 2005
------------------------------------
John Stanton


/s/ Mark Clancy                          Chief Executive Officer (Principal Executive
------------------------------------     Officer) and Chief Financial Officer (Principal
Mark Clancy                              Financial Officer) and Director                       September 8, 2005